As filed with the Securities and Exchange Commission on December 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T-Mobile US, Inc.

T-Mobile USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware Delaware	4812	20-0836269 91-1983600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. Legere

Chief Executive Officer

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copies to:

David A. Miller Executive Vice President, General Counsel and Secretary T-Mobile US, Inc. 12920 SE 38th Street Bellevue, Washington 98006 (425) 378-4000	Eric A. DeJong Jason Day Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
5.250% senior notes due 2018 (3)	$500,000,000	100%	$500,000,000	$64,400
Guarantees of the 5.250% senior notes due 2018 (4)	$500,000,000	N/A	N/A	N/A
6.250% senior notes due 2021 (3)	$1,750,000,000	100%	$1,750,000,000	$225,400
Guarantees of the 6.250% senior notes Due 2021 (4)	$1,750,000,000	N/A	N/A	N/A
6.625% senior notes due 2023 (3)	$1,750,000,000	100%	$1,750,000,000	$225,400
Guarantees of the 6.625% senior notes Due 2023 (4)	$1,750,000,000	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2)	Equals the aggregate principal amount of the securities being registered.
(3)	The 5.250% senior notes due 2018, the 6.250% senior notes due 2021, and the 6.625% senior notes due 2023 will be the obligations of T-Mobile USA, Inc.
(4)	T-Mobile US, Inc. and the registrants listed on the Table of Additional Registrants will guarantee the obligations of T-Mobile USA, Inc. under the 5.250% senior notes due 2018, the 6.250% senior notes due 2021, and the 6.625% senior notes due 2023. The guarantees are not traded separately. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
GSV LLC	Delaware	91-2116910
Powertel Memphis Licenses, Inc.	Delaware	58-2228915
Powertel/Memphis, Inc.	Delaware	58-2228912
SunCom Wireless Holdings, Inc.	Delaware	23-2974475
SunCom Wireless Investment Company LLC	Delaware	30-0283150
SunCom Wireless License Company, LLC	Delaware	75-3172489
SunCom Wireless Management Company, Inc.	Delaware	23-2940271
SunCom Wireless Operating Company, L.L.C.	Delaware	23-2974309
SunCom Wireless Property Company, L.L.C.	Delaware	43-2065344
SunCom Wireless, Inc.	Delaware	23-2930873
T-Mobile Central LLC	Delaware	91-1973799
T-Mobile License LLC	Delaware	91-1917328
T-Mobile Northeast LLC	Delaware	52-2069434
T-Mobile PCS Holdings LLC	Delaware	91-2159335
T-Mobile Puerto Rico Holdings LLC	Delaware	20-2209577
T-Mobile Puerto Rico LLC	Delaware	66-0649631
T-Mobile Resources Corporation	Delaware	91-1909782
T-Mobile South LLC	Delaware	20-3945483
T-Mobile Subsidiary IV Corporation	Delaware	91-2116909
T-Mobile West LLC	Delaware	36-4027581
Triton PCS Finance Company, Inc.	Delaware	51-0393831
Triton PCS Holdings Company L.L.C.	Delaware	23-2941874
VoiceStream PCS I Iowa Corporation	Delaware	91-1869520
VoiceStream Pittsburgh General Partner, Inc.	Delaware	36-3875668
VoiceStream Pittsburgh, L.P.	Delaware	16-1442506
MetroPCS California, LLC	Delaware	68-0618381
MetroPCS Florida, LLC	Delaware	68-0618383
MetroPCS Georgia, LLC	Delaware	68-0618386
MetroPCS Massachusetts, LLC	Delaware	20-8303630
MetroPCS Michigan, LLC	Delaware	20-2509038
MetroPCS Nevada, LLC	Delaware	20-8303430
MetroPCS New York, LLC	Delaware	20-8303519
MetroPCS Pennsylvania, LLC	Delaware	20-8303570
MetroPCS Texas, LLC	Delaware	20-2508993
MetroPCS Networks, LLC	Delaware	33-1105693
MetroPCS Networks California, LLC	Delaware	20-4956821
MetroPCS Networks Florida, LLC	Delaware	20-4957100

(1)	The address of each registrant is 12920 SE 38th Street, Bellevue, Washington 98006, and the telephone number is (425) 378-4000.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 13, 2013

PRELIMINARY PROSPECTUS

T-MOBILE USA, INC.

OFFER TO EXCHANGE ITS

5.250% Senior Notes due 2018, 6.250% Senior Notes due 2021, and

6.625% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended,

for an equal amount of its outstanding

5.250% Senior Notes due 2018, 6.250% Senior Notes due 2021, and

6.625% Senior Notes due 2023, as applicable, that were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended

T-Mobile USA Inc., a Delaware corporation (“T-Mobile USA”), hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $500,000,000 in aggregate principal amount of its 5.250% senior notes due 2018 (the “2018 exchange notes”), $1,750,000,000 in aggregate principal amount of its 6.250% senior notes due 2021 (the “2021 exchange notes”), and $1,750,000,000 in aggregate principal amount of its 6.625% senior notes due 2023 (the “2023 exchange notes” and, together with the 2018 exchange notes and the 2021 exchange notes, the “exchange notes”) for an equal amount of its outstanding 5.250% senior notes due 2018, 6.250% senior notes due 2021 and 6.625% senior notes due 2023 (collectively, the “original notes”). We refer to the original notes and the exchange notes, collectively, as the “notes.” The original notes are, and the exchange notes will be, jointly and severally guaranteed by T-Mobile USA’s corporate parent, T-Mobile US, Inc. (“Parent”), and all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (excluding certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries), all of T-Mobile USA’s restricted subsidiaries that guarantee certain of its indebtedness and any future subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests.

The original notes are, and the exchange notes will be, general, unsubordinated unsecured obligations of T-Mobile USA, and the original notes rank, and the exchange notes will rank, equally to the other unsubordinated unsecured indebtedness of T-Mobile USA. The original notes are, and the exchange notes will be, effectively subordinated to the existing and future secured indebtedness of T-Mobile USA to the extent of the value of the assets securing such secured indebtedness and structurally subordinated to all indebtedness and obligations of T-Mobile USA’s subsidiaries that do not guarantee the original notes or the exchange notes, as the case may be.

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to registration rights and liquidated damages. We will issue the exchange notes under the indentures governing the original notes. For a description of the principal terms of the exchange notes, see “Description of Notes.”

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless we extend the offer. At any time prior to the expiration time, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will generally have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended (the “Securities Act”). We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes. We do not intend to apply for listing of either the original notes or the exchange notes on any exchange or market.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the exchange notes involves certain risks. Please read “Risk Factors” beginning on page 13 of this prospectus.

This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about                     , 2014.

Neither the Securities and Exchange Commission ( the “SEC”), nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

Attn.: Investor Relations

To obtain timely delivery, you must request these documents no later than five business days before the expiration time of the exchange offer.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents or this prospectus is accurate as of any other date other than the date on the front of these documents.

Unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” “our company,” “the Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its direct and indirect domestic restricted subsidiaries, including T-Mobile USA, Inc. References to “Issuer” and “T-Mobile USA” refer to T-Mobile USA, Inc. only. The Issuer’s corporate parent is T-Mobile US, Inc., a Delaware corporation, which we refer to in this prospectus as “T-Mobile US” or “Parent.” Parent has no operations separate from its investment in Issuer. Accordingly, unless otherwise noted, all of the business and financial information in this prospectus, including the factors identified under “Risk Factors” beginning on page 13, is presented for Parent on a consolidated basis.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by T-Mobile. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of our company since the date hereof of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference or our other public statements include forward-looking statements. All statements, other than statements of historical fact, including information concerning our possible or assumed future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipates,” “believes,” “estimates,” “expects,” or similar expressions.

Forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The following important factors, among others, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	the ability to complete and realize expected synergies and other benefits of acquisitions;

•	the inability to implement our business strategies or ability to fund our wireless operations, including payment for additional spectrum, network upgrades, and technological advancements;

•	the ability to renew our spectrum licenses on attractive terms;

•	the ability to manage growth in wireless data services including network quality and acquisition of adequate spectrum licenses at reasonable costs and terms;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of 4G Long-Term Evolution (“LTE”) technology;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Forward-looking statements in this prospectus or the documents incorporated by reference speak only as of the date of this prospectus or the applicable document referred to or incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. You should not place undue reliance on these forward-looking

ii

statements. We do not intend to, and do not undertake an obligation to, update these forward-looking statements in the future to reflect future events or circumstances, except as required by applicable securities laws and regulations. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this exchange offer. It does not contain all of the information that you should consider before deciding to participate in the exchange offer. You should carefully read this prospectus and the documents incorporated by reference herein for a more complete understanding of our business. Additionally, you should read the “Risk Factors” section of this prospectus and in documents incorporated by reference into this prospectus before making an investment decision.

Our Company

T-Mobile is a national provider of mobile communications services capable of reaching over 280 million Americans. Our objective is to be the simpler choice for a better mobile experience. Our intent is to bring this proposition to life across all our brands, including T-Mobile, MetroPCS, and GoSmart, and across our major customer base of retail, wholesale and business (B2B) consumers.

We generate revenue by offering affordable postpaid and prepaid wireless voice, messaging and data services, as well as mobile broadband and wholesale wireless services. We provided service to approximately 45 million customers through our nationwide network as of September 30, 2013. We also generate revenues by offering a wide selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards which are manufactured by various suppliers. Our most significant expenses are related to acquiring and retaining customers, maintaining and expanding our network, and compensating employees.

Business Combination with MetroPCS

On April 30, 2013, the transactions contemplated by the Business Combination Agreement (as amended, the “Business Combination Agreement”), dated October 3, 2012, by and among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global (“Holding”), T-Mobile USA, Inc., formerly a direct wholly-owned subsidiary of Holding (“T-Mobile USA”), and MetroPCS Communications, Inc. (“MetroPCS”), were consummated. We refer to the transactions contemplated by the Business Combination Agreement collectively as the Business Combination Transaction.

Under the terms of the Business Combination Agreement, Deutsche Telekom received approximately 74% of the fully-diluted shares of common stock of the combined company in exchange for its transfer of all of T-Mobile USA’s common stock to MetroPCS, and MetroPCS’s name was changed to T-Mobile US, Inc. This transaction was consummated to provide us with expanded scale, spectrum, and financial resources to compete aggressively with other larger U.S. wireless carriers. The business combination was accounted for as a reverse acquisition with T-Mobile USA as the accounting acquirer. Accordingly, T-Mobile USA’s historical financial statements became the historical financial statements of the combined company.

Competitive Strengths

We believe the following strengths foster our ability to compete against our principal wireless competitors:

•	Value Leadership in Wireless. We are a leading value-oriented wireless carrier in the United States and the third largest provider of prepaid service plans as measured by subscribers.

•

Spectrum Assets. As of September 30, 2013, we hold licenses for wireless spectrum suitable for wireless broadband mobile services (including both HSPA+ and LTE) covering a population of approximately 280 million people in the United States. As of September 30, 2013, we have an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and have an average of approximately 77 MHz of spectrum in the top 25 major metropolitan areas. Our aggregate spectrum position is expected to enable contiguous 20x20 MHz channels for LTE deployment in many major metropolitan areas, which is expected to improve capacity to support our product offerings by increasing the data speeds available to our customers.

•	Advanced Nationwide High-Speed Network. As of September 30, 2013, our LTE network covered a population of approximately 200 million people in the United States. We believe the combination of our spectrum position and advanced network technology will provide us with a high-capacity, high-speed network. Upon completion of the migration of the MetroPCS customer base, we expect to have approximately 55,000 equivalent cell sites, including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network. Approximately 35,000 sites are planned to be enhanced over three years with multi-mode radios, tower-top electronics, and new antennas. This will allow for more robust coverage in buildings and at the edge of coverage areas and will allow for greater data capacity, which we believe will enhance the customer experience for our subscriber base.

•	Seasoned Executive Leadership. We have a seasoned executive leadership team with significant industry expertise, led by John Legere, our President and Chief Executive Officer. Mr. Legere has over 32 years of experience in the U.S. and global telecommunications and technology industries. J. Braxton Carter, formerly MetroPCS’ Vice Chairman and Chief Financial Officer, serves as our Chief Financial Officer. Our board of directors includes current and former executives of AT&T, Dell, Rockwell International Corporation and Madison Dearborn Partners, LLC, and brings extensive experience in operations, finance, governance and corporate strategy.

Business Strategy

We continue to aggressively pursue our strategy to reposition T-Mobile and return the Company to growth. Our strategy focuses on the following elements:

•	Un-carrier Value Proposition. We plan to extend our position as the leader in delivering distinctive value for consumers in all customer segments. We believe the launches of Un-carrier phases 1 and 2 have been successful, as evidenced by our strong customer growth momentum. Simple Choice plans, launched in March 2013 as phase 1 of our Un-carrier value proposition, eliminate annual service contracts and provide customers with affordable rate plans without the complexity of caps and overage charges. Customers on Simple Choice plans can purchase the most popular smartphones and if qualified, pay for them in affordable interest-free monthly installments. Modernization of the network and introduction of the Apple® iPhone® in the second quarter of 2013 further repositioned T-Mobile as a provider of dependable high-speed service with a full range of desirable handsets and devices. In July 2013, we announced phase 2 of our Un-carrier value proposition, JUMP!TM , which enables participating subscribers to upgrade their eligible handset up to twice a year upon completion of an initial six-month enrollment period. In October 2013, we unveiled phase 3 of our Un-carrier value proposition, which provides our customers reduced United States to International calling rates and roaming fees, and free data roaming while traveling abroad in over 100 countries. In addition, in November 2013, we began to offer the Apple® iPad® Air and iPad® mini.

•

Network Modernization. We are currently in the process of rapidly upgrading our network to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide 4G LTE services in 2013. The timing of the launch of 4G LTE allows us to take advantage of the latest and most advanced 4G LTE technology infrastructure, improving the overall capacity and performance of our 4G network, while optimizing spectrum resources. In October 2013, we announced that we have exceeded our 2013 targets for 4G LTE network coverage, by delivering 4G LTE to more than 200 million people in 254 metro areas and a goal to deploy 10+10 MHz 4G LTE in 24 of the Top 25 metro areas by year end (and 40 of the Top 50 metro areas).

Additionally, the migration of MetroPCS brand legacy CDMA customers onto T-Mobile’s 4G HSPA+ and LTE network is ahead of schedule, providing faster network performance for MetroPCS customers with compatible handsets. We expect the migration to be complete by the end of 2015.

•	Multi-segment Focus. We plan to continue to operate in multiple customer market segments to accelerate growth. The addition of the flagship MetroPCS brand to the T-Mobile portfolio increased our ability to serve the full breadth of the wireless market. We expect to continue to accelerate the growth of the MetroPCS brand by expanding into new geographic regions, through the end of 2013 and continuing through 2014. Recently, we introduced the Simple Choice value proposition to our prepaid and B2B customers as well, so that prepaid customers and businesses can leverage the benefits of the Simple Choice plans. Additionally, we expect to continue to expand our wholesale business through MVNOs and other wholesale relationships where our spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•	Aligned Cost Structure. We continue to pursue a low-cost business operating model to drive cost savings, which can be reinvested in the business. These cost programs are on-going as we continue to work to simplify our business and drive operational efficiencies and cost savings in areas such as network optimization, customer roaming, customer service, improved customer collection rates and better management of customer acquisition and retention costs. A portion of savings have been, and will continue to be, reinvested into customer acquisition programs.

Recent Developments

On October 16, 2013, we completed a secondary public offering of $5.6 billion in aggregate principal amount of senior debt securities of T-Mobile USA and related guarantees previously owned by Deutsche Telekom, pursuant to an underwriting agreement among T-Mobile US, T-Mobile USA, certain subsidiaries of T-Mobile USA, Deutsche Telekom and Deutsche Bank Securities Inc., as representative of the several underwriters. We did not receive any proceeds from this offering.

In October 2013, we purchased 10 MHz of AWS spectrum from U.S. Cellular for $308 million in cash. The spectrum covers a total of 32 million people in 29 markets. The transaction further enhances our portfolio of nationwide broadband spectrum and enables the expansion of LTE coverage to new markets.

On November 15, 2013, we entered into an amendment to the TMUS Working Capital Facility (as defined under “Description of Notes—Certain Definitions”) that changed the maximum Debt to Cash Flow Ratio permitted by certain financial and indebtedness covenants, compliance with which is a condition to borrowing under the TMUS Working Capital Facility. The amendment sets the maximum Debt to Cash Flow Ratio applicable to these covenants at 5.00 to 1.00 (for fiscal periods ending on or prior to December 31, 2013), 4.50 to 1.00 (for fiscal periods ending after December 31, 2013 and on or prior to December 31, 2014) and 4.00 to 1.00 (for fiscal periods ending after December 31, 2014).

On November 20, 2013, we completed a public offering of 72,765,000 shares of our common stock, including 6,615,000 shares issued pursuant to the underwriters’ option to purchase additional shares, at a price to the public of $25.00 per share (the “Common Stock Offering”). The Common Stock Offering was made pursuant to an underwriting agreement between T-Mobile, US and Morgan Stanley & Co. LLC, as representative of the several underwriters. We received approximately $1.8 billion in net proceeds from the Common Stock Offering.

On November 21, 2013, we completed an offering of $2.0 billion in aggregate principal amount of 6.125% senior notes due 2022 and 6.500% senior notes due 2024 of T-Mobile USA and related guarantees, pursuant to an underwriting agreement among T-Mobile USA, the guarantors named therein, and J.P. Morgan Securities LLC, as representative of the several underwriters (the “November 2013 Notes Offering”). We received approximately $2.0 billion in net proceeds from the November 2013 Notes Offering.

Corporate Ownership and Structure

The diagram below illustrates our current ownership and corporate structure:

(1)	Intermediate holding companies not shown.
(2)	See the definition of “existing senior notes” under “Description of Notes—Certain Definitions.”
(3)	See the definition of “TMUS Working Capital Facility” under “Description of Notes—Certain Definitions.”
(4)	Certain subsidiaries of Issuer are not guarantors of the original notes and will not be guarantors of the exchange notes. See “Description of Notes—The Note Guarantees.” As of September 30, 2013, Issuer’s subsidiaries that do not guarantee the notes had approximately $1.0 billion of total assets (excluding receivables due from Issuer and its guarantor subsidiaries) and $2.3 billion in indebtedness, other liabilities and preferred stock.

Corporate Information

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.t-mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus.

This prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Summary of the Exchange Offer

In March 2013, MetroPCS Wireless, Inc. (“MetroPCS Wireless”), a wholly-owned indirect subsidiary of MetroPCS, completed a private offering of $1.75 billion aggregate principal amount of our 6.250% senior notes due 2021 and $1.75 billion aggregate principal amount of our 6.625% senior notes due 2023, resulting in aggregate proceeds, before expenses and commissions, of $3.47 billion.

On April 30, 2013, the Business Combination Transaction was consummated. In connection with the Business Combination Transaction, the name of MetroPCS was changed to T-Mobile US, Inc. On May 1, 2013, MetroPCS, Inc. (“Holdco”), a wholly-owned subsidiary of MetroPCS, merged with and into MetroPCS Wireless, a wholly-owned subsidiary of HoldCo, with MetroPCS Wireless continuing as the surviving entity. Immediately thereafter, MetroPCS Wireless merged with and into T-Mobile USA, with T-Mobile USA continuing as the surviving entity. The foregoing mergers are referred to as the “Mergers.” Upon closing of the Mergers, T-Mobile USA and certain of its subsidiaries entered into a supplemental indenture, pursuant to which T-Mobile USA assumed all obligations of MetroPCS Wireless under MetroPCS Wireless’s outstanding 6.250% senior notes due 2021 and 6.625% senior notes due 2023, and certain of T-Mobile USA’s subsidiaries became guarantors of such notes.

In August 2013, we completed a private offering of $500 million aggregate principal amount of T-Mobile USA’s 5.250% senior notes due 2018 and related guarantees. We received aggregate proceeds, before expenses and commissions, of $498 million from the sale of these notes.

In connection with each offering of original notes described above, we entered into registration rights agreements with the initial purchasers of the original notes in which we agreed to use reasonable best efforts to cause an exchange offer registration statement of which this prospectus is a part to be filed with the SEC and complete an exchange offer within 360 days of each issuance of the original notes as part of an exchange offer for the original notes. In an exchange offer, you are entitled to exchange your original notes for exchange notes registered under the Securities Act with substantially identical terms as the original notes.

The exchange notes will be accepted for clearance through The Depository Trust Company (“DTC”) with a new CUSIP and ISIN number and common code for each series of the exchange notes. You should read the discussions under the headings “The Exchange Offer” and “Description of Notes,” respectively, for more information about the exchange offer and exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer	T-Mobile USA is offering to exchange any and all of its 5.250% senior notes due 2018, 6.250% senior notes due 2021, and 6.625% senior notes due 2023 all of which have been registered under the Securities Act, for an equal amount of its outstanding unregistered 5.250% senior notes due 2018 that were issued on August 21, 2013, and its outstanding unregistered 6.250% senior notes due 2021 and 6.625% senior notes due 2023 that were issued on March 19, 2013, as applicable. Original notes may only be exchanged in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. As of the date of this prospectus, $500,000,000 in aggregate principal amount of unregistered 5.250% senior notes due 2018, $1,750,000,000 in aggregate principal amount of unregistered 6.250% senior notes due 2021, and $1,750,000,000 in aggregate principal amount of unregistered 6.625% senior notes due 2023 are outstanding.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the original notes.

Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal. However, no market currently exists for the exchange notes and we can offer no assurance that such a market will develop.

T-Mobile USA will issue registered exchange notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we decide to extend the expiration time. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment” for more information about extending the expiration time.

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration time. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may amend or waive. We have the right, in our sole discretion, to terminate or withdraw the exchange offer if any of the conditions described in this prospectus are not satisfied or waived. The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered.

Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes	If your original notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owner	If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures” if any of the following apply:

•	you wish to tender your original notes but they are not immediately available;

•	you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration time; or

•	you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration time.

Resales	Except as indicated in this prospectus, we believe that the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

•
Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties that are not related to us. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. Please see “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay certain expenses incident to the exchange offer. See “The Exchange Offer—Transfer Taxes.”

Registration Rights	If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the original notes. Please see “The Exchange Offer—Additional Interest” for more information regarding your rights as a holder of the original notes.

The Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. As described in more detail under the caption “The Exchange Offer—Procedures for Tendering,” if you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Deutsche Bank Trust Company Americas

By Mail, Overnight Mail or Courier:

DB Services Americas, Inc.

Attn: Reorg Department

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Facsimile Transmission (Eligible Institutions Only):

(615) 866-3889

For Information or to Confirm by Telephone:

(877) 843-9767

The Exchange Notes

The form and terms of the exchange notes to be issued in the exchange offer are substantially identical to the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for additional interest if we fail to perform our registration obligations with respect to the original notes and, with limited exceptions, will not be entitled to registration rights under the Securities Act. The following summarizes the material terms of the exchange notes, which will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indentures. Certain capitalized terms used in this summary of the terms of the exchange notes and elsewhere in this prospectus are defined under “Description of Notes—Certain Definitions.”

Issuer	T-Mobile USA, Inc.

Notes Offered	$500,000,000 5.250% senior notes due 2018
$1,750,000,000 6.250% senior notes due 2021
$1,750,000,000 6.625% senior notes due 2023

Maturity Date	5.250% senior notes due 2018—September 1, 2018
6.250% senior notes due 2021—April 1, 2021
6.625% senior notes due 2023—April 1, 2023

Interest Payment Dates	For the 5.250% senior notes due 2018, interest will be payable semi-annually in cash on March 1 and September 1 of each year, beginning March 1, 2014.

For the 6.250% senior notes due 2021 and the 6.625% senior notes due on 2023, interest will be payable semi-annually in cash on April 1 and October 1 of each year, beginning on October 1, 2013.

Listing	Neither the exchange notes nor the original notes will be listed on any exchange or market.

Ranking	The original notes are and the exchange notes will be Issuer’s general, unsecured unsubordinated obligations. Accordingly, they will rank:

•	senior in right of payment to any future subordinated indebtedness of Issuer to the extent that such indebtedness provides by its terms that it is subordinated to the notes;

•	equally in right of payment with any of Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the notes, including all of Issuer’s other existing senior notes;

•	effectively subordinated to Issuer’s existing and future secured indebtedness, to the extent of the value of Issuer’s assets constituting collateral securing that indebtedness; and

•	structurally subordinated to any existing and future indebtedness and other liabilities and preferred stock of Issuer’s non-guarantor subsidiaries.

Assuming that on September 30, 2013, Issuer had completed the November 2013 Notes Offering, Issuer would have had approximately $22.6 billion of senior indebtedness outstanding on a pro forma basis, approximately $0.4 billion of which would have been secured (and including approximately $2.49 billion in long term financial obligation relating to the Towers Transaction, as defined in “Description of Notes—Certain Definitions”). The original notes are, and the exchange notes will be, effectively subordinated to this secured debt to the extent of the value of the assets constituting collateral securing this secured debt.

Guarantees	The original notes are, and the exchange notes will be, guaranteed by Parent, Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of Issuer’s restricted subsidiaries that guarantee certain of its indebtedness, and any future subsidiary of Parent that directly or indirectly owns any equity interests of Issuer. See “Description of Notes—The Note Guarantees.” Each guarantee of the notes will be an unsecured, unsubordinated obligation of that guarantor and will rank:

•	senior in right of payment to any future subordinated indebtedness of that guarantor to the extent that such indebtedness provides by its terms that it is subordinated in right of payment to such guarantor’s guarantee of the notes;

•	pari passu in right of payment with any existing and future indebtedness and other liabilities of that guarantor that are not by their terms subordinated to the notes, including, without limitation, any guarantees of our existing senior notes;

•	effectively subordinated to that guarantor’s existing and future secured indebtedness, to the extent of the value of the assets of such guarantor constituting collateral securing that indebtedness; and

•	structurally subordinated to all of the liabilities and preferred stock of any subsidiaries of such guarantor that do not guarantee the notes.

As of September 30, 2013, our subsidiaries that will not guarantee the notes had approximately $1.0 billion of total assets (excluding receivables due from Issuer and its guarantor subsidiaries) and $2.3 billion in indebtedness, other liabilities and preferred stock.

Optional Redemption	The Issuer may redeem some or all of the notes at any time on or after

•	September 1, 2015, in the case of the 5.250% senior notes due 2018,

•	April 1, 2017, in the case of the 6.250% senior notes due 2021, or

•	April 1, 2018, in the case of the 6.625% senior notes due 2023,

in each case at the fixed redemption price described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest.

In addition, prior to:

•	September 1, 2015, in the case of the 5.250% senior notes due 2018, and

•	April 1, 2016, in the case of the 6.250% senior notes due 2021 and the 6.625% senior notes due 2023,

Issuer may, at its option, redeem up to 35% of the aggregate principal amount of the each series of the notes with the net cash proceeds of certain sales of equity securities or certain contributions to its equity at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control	If Issuer experiences certain change of control triggering events, Issuer must make an offer to each holder to repurchase the notes of each series at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Basic Covenants of the Indentures	The indentures governing the notes contain covenants that, among other things, limit the ability of Issuer and its restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens or other encumbrances;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or distributions from subsidiaries; and

•	merge, consolidate or sell, or otherwise dispose of, substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus under the caption “Description of Notes—Certain Covenants.” If the notes are assigned an investment grade rating by at least two of Standard & Poor’s Rating Services (“Standard & Poor’s”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”) and no default has occurred or is continuing, certain covenants will cease to apply. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

RISK FACTORS

You should carefully consider the risks described below, as well as the risks and other information contained or incorporated by reference in this prospectus, including the “Risk Factors” in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, before exchanging your original notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may affect our business, financial condition and operating results. If any of these risks actually occurs, our business, financial condition and operating results could suffer, and you could lose all or part of your investment.

Risks Related to the Exchange Offer

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue exchange notes pursuant to the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration time of the exchange offer, we will not accept your original notes for exchange. We are generally under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we may not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original notes.

We did not register the original notes and do not intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right, except in limited circumstances, to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes and the value of the original notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original notes that did not tender in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.

We have, and we expect that we will continue to have, a significant amount of debt. Assuming that on September 30, 2013, we had completed the November 2013 Notes Offering, we would have had approximately $22.6 billion of outstanding indebtedness on a pro forma basis, including $19.6 billion of outstanding indebtedness under our senior notes (including the original notes), approximately $0.4 billion of capital leases (and including approximately $2.49 billion in long term financial obligation relating to the Towers Transaction), and $500 million available for borrowing under the TMUS Working Capital Facility.

Our ability to make payments on debt, to repay existing indebtedness when due and to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future. Our ability to produce cash from operations is subject to a number of risks, including:

•	introduction of new products and services by us or our competitors, changes in service plans or pricing by us or our competitors, or promotional offers;

•	customers’ acceptance of our service offerings;

•	our ability to maintain our current cost structure; and

•	our ability to continue to grow our customer base and maintain projected levels of churn.

Our substantial debt service obligations could have important material consequences to you, including the following:

•	limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements, acquisitions, technological initiatives and other general corporate purposes;

•	making it more difficult for us to make payments on indebtedness and satisfy obligations under the notes;

•	increasing our vulnerability to general economic downturns and industry conditions and limiting our ability to withstand competitive pressure;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry;

•	limiting our ability to increase our capital expenditures to roll out new services or to upgrade our networks to new technologies, such as LTE;

•	limiting our ability to purchase additional spectrum, expand existing service areas or develop new metropolitan areas in the future;

•	reducing the amount of cash available for working capital needs, capital expenditures for existing and new markets and other corporate purposes by requiring us to dedicate a substantial portion of cash flow from operations to the payment of principal of, and interest on, indebtedness; and

•	placing us at a competitive disadvantage to our competitors who are less leveraged than we are.

Any of these risks could impair our ability to fund our operations or limit our ability to obtain additional spectrum, or limit our ability to expand our business as planned, which could have a material adverse effect on our business, financial condition, and operating results.

In addition, a substantial portion of our debt bears interest at fixed rates subject to a “reset” two, two and a half, or three years after the closing of the Business Combination Transaction or at a variable rate. The reset will cause the interest rate of the relevant debt securities to be recalculated according to a formula which depends in part upon designated indices (which are tied to market yields for certain securities) and other benchmark debt securities, only a portion of which is calculated based on the trading prices of our indebtedness. If market interest rates increase, variable-rate debt and debt at fixed rates subject to a “reset,” on the reset date and thereafter, will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates in the future, any such agreements may not offer complete protection from this risk, and any portion not subject to such agreements would have full exposure to higher interest rates. Interest rates for such benchmark indices and debt securities are highly sensitive to many factors, including domestic and international economic and political conditions, policies of governmental and regulatory agencies, developments affecting the financial or operating results or prospects of the issuer of the benchmark securities or of securities referenced in the benchmark indices, and other factors beyond our control. As a result, a significant increase in these interest rates at the time that the relevant debt securities are recalculated could have an adverse effect on our financial position and results of operations.

Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.

Although we have substantial indebtedness, we may still be able to incur significantly more debt as market conditions and contractual obligations permit, which could further reduce the cash available to invest in operations, as a result of increased debt service obligations. The terms of the agreements governing our long-term indebtedness allow for the incurrence of additional indebtedness by us and our subsidiaries, subject to specified limitations. The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described above in the risk factor entitled “Our substantial indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.”

There can be no assurance that sufficient funds will be available to us under our existing indebtedness or otherwise. Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the Federal Communications Commission (“FCC”), and applicable to us, could limit our ability to attract additional equity financing outside the United States. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions, or purchase additional spectrum, thus limiting our ability to expand our business which could have a material adverse effect on our business, financial condition and operating results.

The exchange notes and the guarantees will be unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to the indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.

Like the original notes and related guarantees, the exchange notes and related guarantees will be general unsecured, unsubordinated obligations ranking effectively junior in right of payment to all existing and future secured debt of Issuer and of each guarantor to the extent of the value of the collateral securing such debt, and will be structurally subordinated to any existing or future indebtedness, preferred stock and other liabilities of Issuer’s non-guarantor subsidiaries. The indentures governing the notes also permit us to incur certain additional secured debt.

If Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of Issuer or of that guarantor will be entitled to be paid in full from Issuer’s assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the exchange notes or the guarantees. Holders of the exchange notes (like holders of the original notes) will participate ratably in any remaining assets with all holders of Issuer’s unsecured indebtedness that is not by its terms subordinated to the exchange notes, including all of Issuer’s other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations owed to secured creditors and the amounts due on the exchange notes and any original notes that remain outstanding after the exchange offer. As a result, holders of such notes would likely receive less, ratably, than holders of secured indebtedness. It is possible that there will be no assets from which claims of holders of the notes can be satisfied.

Assuming that on September 30, 2013, we had completed the November 2013 Notes Offering, we would have had approximately $22.6 billion of outstanding indebtedness on a pro forma basis, including $19.6 billion of outstanding indebtedness under our existing senior notes, approximately $0.4 billion of which would have been secured (and including approximately $2.49 billion of long term financial obligation relating to the Towers Transaction). The notes would be effectively subordinated to this secured debt to the extent of the value of the assets constituting collateral securing this secured debt.

In addition, creditors of current and future subsidiaries of Issuer that do not guarantee the exchange notes would have claims, with respect to the assets of those subsidiaries that rank structurally senior to the exchange notes. As of September 30, 2013, Issuer’s subsidiaries that are not guarantors of the notes had approximately $1.0 billion of total assets (excluding receivables due from Issuer and its guarantor subsidiaries) and $2.3 billion in indebtedness, other liabilities and preferred stock. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to Issuer in respect of direct or indirect equity interests in such subsidiaries. Certain subsidiaries of Issuer (such as special purpose entities, a reinsurance subsidiary and immaterial subsidiaries) do not guarantee the original notes and will not guarantee the exchange notes. See “Description of Notes—The Note Guarantees.”

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to meet existing or future debt obligations and to reduce indebtedness will depend on future performance and the other cash requirements of our businesses. Our performance, to a certain extent, is subject to general economic conditions and financial, competitive, business, political, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on debt will depend on the satisfaction of covenants in the indentures governing our existing senior notes and the exchange notes offered hereby, other debt agreements and other agreements we may enter into in the future. Specifically, under the TMUS Working Capital Facility (so long as any amounts are outstanding thereunder), we will need to maintain certain financial ratios. We cannot assure you that we will continue to generate sufficient cash flow from operations or that future equity issuances or borrowings will be available to us in an amount sufficient to enable us to service debt or repay all indebtedness in a timely manner or on favorable or commercially reasonable terms, or at all. If we are unable to satisfy financial covenants under the TMUS Working Capital Facility or generate sufficient cash to timely repay debt, our lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. Disruptions in the financial markets, the general amount of debt refinancings occurring at the same time, and our financial position and performance could make it more difficult to obtain debt or equity financing on reasonable terms or at all. In addition, instability in the global financial markets has from time to time resulted in periodic volatility in the capital markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce debt obligations.

Upon certain events including a change of control, we may be required to offer to repurchase all of the existing senior notes (including the exchange notes offered hereby) and we may not have the ability to finance such repurchase.

The indentures governing the exchange notes offered hereby and our other existing senior notes provide that, upon the occurrence of certain change of control triggering events, which change of control triggering events include a change of control combined with certain ratings downgrades or withdrawals as described further under “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event”, Issuer will be required to offer to repurchase all outstanding senior notes (including the exchange notes offered hereby), at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any change of control is expected to cause an event of default under the TMUS Working Capital Facility, entitling the lenders under such facility to declare all outstanding amounts thereunder to be immediately due and payable. We may not have sufficient access to funds at the time of the change of control triggering event to make the required repurchase of our senior notes (including the exchange notes offered hereby), and repay outstanding amounts under the TMUS Working Capital Facility or contractual restrictions may not allow such repurchases or repayments.

In addition, pursuant to a noteholder agreement entered into between us and Deutsche Telekom, upon the occurrence of certain events, Deutsche Telekom will have the right to require us to repurchase any senior notes held by Deutsche Telekom or any of its subsidiaries (other than Parent or any of its subsidiaries), even if a change of control triggering event has not occurred. If such an event were to occur, we may not have sufficient funds to pay the purchase price in any required repurchase offers and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The failure to purchase the existing senior notes or the exchange notes offered hereby, as required under the respective indentures, or the failure to purchase the senior notes held by Deutsche Telekom as required under the noteholder agreement, would result in a default under such indentures or breach of such noteholder agreement, which could have material adverse consequences for us and the holders of our senior notes, including the exchange notes offered hereby. Any such event of default would likely trigger an event of default on other outstanding or future indebtedness.

The indentures governing the exchange notes offered hereby and our other existing senior notes, as well as our TMUS Working Capital Facility, include restrictive covenants that limit our operating flexibility.

The indentures governing the exchange notes offered hereby and our other existing senior notes, as well as the TMUS Working Capital Facility, impose material restrictions on us. These restrictions, subject in certain cases to ordinary course of business and other exceptions, may limit our ability to engage in some transactions, including the following:

•	incurring additional debt;

•	paying dividends, redeeming capital stock or making other restricted payments or investments;

•	selling assets, properties or licenses;

•	developing assets, properties or licenses which we have or in the future may procure;

•	creating liens on assets;

•	participating in future FCC auctions of spectrum or private sales of spectrum;

•	merging, consolidating or disposing of substantially all assets;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

Any future debt that we incur may, and the TMUS Working Capital Facility does, contain financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Any failure to comply with the restrictions of the indentures governing the exchange notes offered hereby and our other existing senior notes, the TMUS Working Capital Facility or certain current and any subsequent financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders and other debt holders the right to require us to repay all amounts then outstanding and to terminate any commitments they may have made to provide us with further funds.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the exchange notes, like the guarantees of the original notes, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor file a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy against us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indentures governing the exchange notes offered hereby and our other existing senior notes and, and will constitute an event of default under the TMUS Working Capital Facility, which events of default would allow the relevant noteholders or lenders to accelerate the amounts due and payable thereunder, and we may not have the ability to pay any such amounts.

The indentures governing the exchange notes offered hereby and our other existing senior notes contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Many of the covenants in the indentures governing the exchange notes will not apply if the exchange notes are rated investment grade.

Many of the covenants in the indentures governing the exchange notes and the original notes provide that such covenants will cease to apply to us if the exchange notes and any original notes that remain outstanding after the exchange offer are rated investment grade by two or more of Moody’s, Standard & Poor’s and Fitch, provided at such time no default or event of default has occurred and is continuing. The indentures further provide that these covenants will not be later reinstated in the event that the ratings of the notes subsequently decline. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

If we or our existing investors sell our debt securities after this offering, the market price of the notes could decline.

The market price of the exchange notes could decline as a result of sales of Issuer’s debt securities in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for Issuer to sell other debt securities in the future at a time and on terms that it deems appropriate.

There is no established trading market for the exchange notes and no guarantee that a market will develop or that you will be able to sell your exchange notes.

The exchange notes are a new issue of securities for which, like the original notes, there is no established trading market. An active trading market may not develop for the exchange notes or any original notes that remain outstanding after the exchange offer. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes, if at all. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors. We do not intend to apply for listing or quotation of the exchange notes or any original notes that remain outstanding after the exchange offer on any securities exchange or any automated dealer quotation system.

The trading prices for the exchange notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risks Related to Our Business and the Wireless Industry

Increasing competition for wireless customers could adversely affect our operating results.

We have multiple wireless competitors in each of our service areas, some of which have greater resources than us, and compete for customers based principally on service/device offerings, price, call quality, data use experience, coverage area, and customer service. In addition, we are facing growing competition from providers offering services using alternative wireless technologies and IP-based networks, as well as traditional wireline networks. We expect market saturation to continue to cause the wireless industry’s customer growth rate to be moderate in comparison with historical growth rates or possibly negative, leading to increased competition for customers.

We also expect that our customers’ growing demand for data services will place constraints on our network capacity. This competition and our capacity issues will continue to put pressure on pricing and margins as companies compete for potential customers. Our ability to respond will depend on, among other things, continued absolute and relative improvement in network quality and customer services, effective marketing and selling of products and services, attractive pricing, and cost management, all of which will involve significant expenses.

Consolidation in the wireless industry through mergers, acquisitions and joint ventures could create increased competition.

Joint ventures, mergers, acquisitions and strategic alliances in the wireless industry have resulted in and are expected to result in larger competitors competing for a limited number of customers. The two largest national wireless broadband mobile carriers currently serve a significant percentage of all wireless customers, and hold significant spectrum and other resources. Our largest competitors may be able to enter into exclusive handset or content arrangements, execute pervasive advertising and marketing campaigns, or otherwise improve their cost position relative to ours. In addition, the refusal of our large competitors to provide critical access to resources and inputs, such as roaming services on reasonable terms, may improve their position within the wireless broadband mobile services industry. These factors, together with the effects of the increasing aggregate penetration of wireless services in all metropolitan areas, and the ability of our larger competitors to use resources to build out their networks and to quickly deploy advanced technologies, which have made it more difficult for smaller carriers like us to attract and retain customers, may adversely affect our competitive position and ability to grow, which would have a material adverse effect on our business, financial condition, and operating results.

The failure to successfully integrate the T-Mobile and MetroPCS businesses in the expected time frame could adversely affect our future operating results. Many of the anticipated benefits of the combination may not be realized for a significant period of time, if at all.

Our success will depend, in large part, on our ability to realize the anticipated benefits, including projected synergies and cost savings, from combining the T-Mobile business with the MetroPCS business. This integration will be complex, time-consuming, require significant capital expenditures, and may divert management’s time and attention from the business. The failure to successfully integrate and manage the challenges presented by the integration process may prevent us from achieving the anticipated benefits of the business combination of T-Mobile and MetroPCS and have a material adverse effect on our business, financial condition and operating results.

Potential difficulties in the integration process include, among others, the following:

•	unexpected costs incurred in integrating the T-Mobile and MetroPCS businesses or inability to achieve the cost savings anticipated to result from the business combination;

•	migrating customers from the legacy MetroPCS network to our global system for mobile communications, which we refer to as GSM, evolved high speed packet access, which we refer to as HSPA+, and LTE networks;

•	decommissioning the legacy MetroPCS network;

•	integrating existing back office and customer facing information and billing systems, cell sites and network infrastructure, customer service programs, and distributed antenna systems;

•	combining or coordinating product and service offerings, subscriber plans, customer services, and sales and marketing approaches;

•	addressing the effects of the business combination on our business and the previously established relationships between each of T-Mobile and MetroPCS and their employees, customers, suppliers, content providers, distributors, dealers, retailers, regulators, affiliates, joint venture partners, and the communities in which they operated; and

•	difficulties in consolidating and preparing the Company’s financial statements, or having to restate the financial statements of the Company.

Many of the anticipated synergies are not expected to occur for a significant time period and will require substantial capital expenditures in the near term to be fully realized. Even if we are able to integrate the two businesses successfully, we may not realize the full anticipated benefits of the merger, including anticipated synergies expected from the integration, or achieve such benefits within the anticipated time frame or at all.

If we are unable to attract and retain wireless subscribers our financial performance will be impaired.

Customer demand for our products and services is impacted by numerous factors including, but not limited to, our service offerings, pricing, network performance, customer perceptions, competitive offers, sales and distribution channels, economic conditions and customer service. Managing these factors, and customers’ expectations of these factors, is essential in attracting and retaining customers.

We continuously incur capital expenditures and operating expenses in order to improve and enhance our products, services, applications, and content to remain competitive and to keep up with our customer demand. If we fail to improve and enhance our products and services or expand the capacity of, or make upgrades to, our network to remain competitive, or if we fail to keep up with customer demand, including by maintaining access to desired handsets, content and features, our ability to attract and retain customers would be adversely affected. In particular, our gross new subscriber activations may decrease and our subscriber churn may increase, leaving us unable to meet the assumptions of our business plan. Even if we effectively manage the factors listed above that are within our control, there can be no assurance that our existing customers will not switch to another wireless provider or that we will be able to attract new customers. There would be a material adverse impact on our business, financial condition, and operating results if we are unable to grow our customer base at the levels we project, or achieve the aggregate levels of customer penetration that we currently believe are possible with our business model.

We no longer require consumers to sign annual service contracts for post-paid services and offer consumers equipment financing, and this strategy may not succeed in the long term.

With the launch of our ‘Simple Choice Plan’, we no longer require consumers to sign annual service contracts to obtain post-paid service, while offering Equipment Installment Plans (“EIPs”) to permit customers to finance handsets which they purchase from us. While we anticipate that we will continue to employ similar “Un-carrier” tactics as part of our business strategy, our service plans and EIP offerings may not meet our customers’ or potential customers’ needs, expectations, or demands. In addition, with this reduction in long-term service contracts, our customers may have residual commitments to us for device financing, but can discontinue their service at any time without penalty or advance notice to us. We cannot assure you that our strategies to address customer churn will be successful. In addition, we may not be able to profitably replace customers who leave our service or replace them at all. We could experience reduced revenues and increased marketing costs to attract replacement customers if we experience a churn rate higher than we expect, which could reduce our profit margin and profitability. Our operational and financial performance may be adversely affected if we are unable to grow our customer base and achieve the customer penetration levels that we anticipate with this business model.

Certain retail customers have the option to pay for their devices in installments over a period of up to 24 months under our EIP. These EIP offerings subject us to increased risks relating to consumer credit issues, which could result in increases to our bad debt expense and potential write-offs of account balances under the EIPs. These arrangements may be particularly sensitive to changes in general economic conditions, as discussed below, and any declines in the credit quality of our customer base could have a material adverse effect on our operating results and financial condition.

We record EIP bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. We monitor the aging of our EIP receivables and write-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date. Equipment sales that are not reasonably assured to be collectible are recorded on a cash basis as payments are received.

If we are unable to take advantage of technological developments on a timely basis, then we may experience a decline in demand for our services or face challenges in implementing our business strategy.

In order to grow and remain competitive, we will need to adapt to future changes in technology, enhance our existing offerings, and introduce new offerings to address our current and potential customers’ changing demands. For example, we are in the process of transforming and upgrading our network to be the first in the United States to deploy LTE Release 10 and the first to use multimode integrated radios that can handle GSM, HSPA+ and LTE. As part of the network upgrade, we will install new equipment in approximately 35,000 cell sites and refarm our Personal Communications Service in the personal communications services (“PCS”) 1900 MHz spectrum band from second generation GSM services to HSPA+. Modernizing the network is subject to risk from equipment changes, refarming of spectrum, and migration of customers from existing spectrum bands. Scheduling and supplier delays, unexpected or increased costs, technological constraints, regulatory permitting issues, subscriber dissatisfaction, and other risks could cause delays in launching the new network, which could result in significant costs, or reduce the anticipated benefits of the upgrades. In addition, we recently entered into an agreement with Apple, Inc. to carry the iPhone 5 and other Apple products. This new agreement may result in a decrease in free cash flow, and there is no assurance that the agreement will be economically advantageous for us in the long-term.

In general, the development of new services in the wireless telecommunications industry will require us to anticipate and respond to the continuously changing demands of our customers, which we may not be able to do accurately or timely. We could experience a material adverse effect on our business, operations, financial position, and operating results if our new services fail to retain or gain acceptance in the marketplace or if costs associated with these services are higher than anticipated.

The scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use, may adversely affect our business strategy and financial planning.

Based on industry trends, we believe that the average data usage of our customers will continue to rise. Therefore, at some point in the future we will need to acquire additional spectrum in order to continue our customer growth, expand into new areas, maintain our quality of service, meet increasing customer demands, and deploy new technologies. We will be at a competitive disadvantage and possibly experience erosion in the quality of service in certain areas if we fail to gain access to necessary spectrum before reaching capacity, especially below 1 GHz—low band spectrum.

The continued interest in, and aggregation of, spectrum by the largest national carriers may reduce our ability to acquire spectrum from other carriers or otherwise negatively impact our ability to gain access to spectrum through other means. As a result, we may need to acquire spectrum through government auctions and/or enter into spectrum sharing arrangements, which are subject to certain risks and uncertainties. For example, the FCC has encountered significant challenges in making additional spectrum available, which has created uncertainty about the timing and availability of spectrum through government auctions.

In addition, the FCC may impose conditions on the use of new wireless broadband mobile spectrum, including new restrictions or rules governing the use or access to current or future spectrum. This could increase pressure on capacity. Additional conditions that may be imposed by the FCC include more stringent build-out requirements, limited renewal rights, clearing obligations, or open access or net neutrality requirements that may make it less attractive or less economical to acquire spectrum. The FCC has a pending notice of proposed rulemaking to examine whether the current spectrum screen used in acquisitions of spectrum should be changed or whether a spectrum cap should be imposed. In addition, rules may be established for future government spectrum auctions that may negatively impact our ability to obtain spectrum economically or in appropriate configurations or coverage areas.

If we cannot acquire needed spectrum from the government or otherwise, if new or existing competitors acquire spectrum that will allow them to provide services competitive with our services, or if we cannot deploy services on a timely basis without burdensome conditions, at adequate cost, and while maintaining network quality levels, then our ability to attract and retain customers and our associated financial performance could be materially adversely affected.

Economic and market conditions may adversely affect our business and financial performance, as well as our access to financing on favorable terms or at all.

Our business and financial performance are sensitive to changes in general economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation (or concerns about deflation), unemployment rates, energy costs and other macro-economic factors. Market and economic conditions have been unprecedented and challenging in recent years. Continued concerns about the systemic impact of a long-term downturn, high underemployment and unemployment, high energy costs, the availability and cost of credit and unstable housing and credit markets have contributed to increased market volatility and economic uncertainty.

Continued or renewed market turbulence and weak economic conditions may materially adversely affect our business and financial performance in a number of ways. Our services are available to a broad customer base, a significant segment of which may be more vulnerable to weak economic conditions. We may have greater difficulty in gaining new customers within this segment and existing customers may be more likely to terminate service due to an inability to pay. Competing for customers within this segment also puts pressure on our pricing structure and margins. In addition, the continued instability in the global financial markets has resulted in periodic volatility in the credit, equity, and fixed income markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all.

Continued weak economic conditions and tight credit conditions may also adversely impact our suppliers and dealers, some of which have filed for or may be considering bankruptcy, or may experience cash flow or liquidity problems or are unable to obtain or refinance credit such that they may no longer be able to operate. Any of these could adversely impact our ability to distribute, market, or sell our products and services. Sustained difficult, or worsening, general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our reputation and financial condition could be materially adversely affected by system failures, security or data breaches, business disruptions, and unauthorized use or interference with our network and other systems.

To be successful, we must provide our customers with reliable, trustworthy service and protect the communications, location, and personal information shared or generated by our customers. We rely upon our systems and networks, and the systems and networks of other providers and suppliers, to provide and support our services and, in some cases, to protect our customers’ and our information. Failure of our or others’ systems, networks and infrastructure may prevent us from providing reliable service, or may allow for the unauthorized interception, destruction, use or dissemination of our customers’ or our company’s information. Examples of these risks include:

•	denial of service and other malicious or abusive attacks by third parties, including cyber-attacks or other breaches of network or information technology security;

•	human error;

•	physical damage, power surges or outages, or equipment failure, including those as a result of severe weather, natural disasters, terrorist attacks, and acts of war;

•	theft of customer/proprietary information: intrusion and theft of data offered for sale, competitive (dis)advantage, and/or corporate extortion;

•	unauthorized access to our information technology, billing, customer care and provisioning systems and networks, and those of our suppliers and other providers;

•	supplier failures or delays; and

•	other systems failures or outages.

Such failures could cause us to lose customers, lose revenue, incur expenses, suffer reputational and goodwill damages, and subject us to litigation or governmental investigation. Remediation costs could include liability for information loss, repairing infrastructure and systems, and/or incentives offered to customers. Our insurance may not cover, or be adequate to fully reimburse us for, costs and losses associated with such events.

We rely on third-parties to provide specialized products or services for the operation of our business, and a failure or inability by such parties to provide these products or services could adversely affect our business, results of operations, and financial condition.

We depend heavily on suppliers and other third parties in order for us to efficiently operate our business. Our business is complex, and it is not unusual for multiple vendors located in multiple locations to help us to develop, maintain, and troubleshoot products and services, such as network components, software development services, and billing and customer service support. Our suppliers often provide services outside of the United States, which carries associated additional regulatory and legal obligations. We generally rely upon the suppliers to provide contractual assurances and accurate information regarding risks associated with their provision of products or services in accordance with our expectations and standards, and they may fail to do so.

Generally, there are multiple sources for the types of products and services we purchase or use. However, we currently rely on one key supplier for billing services, a limited number of suppliers for voice and data communications transport services, network infrastructure, equipment, handsets, and other devices, and, and payment processing services, among other products and services we rely on. Disruptions with respect to such suppliers, or failure of such suppliers to adequately perform, could have a material adverse on our financial performance.

In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. Our business could be severely disrupted if key suppliers, contractors, service providers, or third-party retailers fail to comply with their contracts or become unable to continue the supply due to patent or other intellectual property infringement actions, or other disruptions. Our business could also be disrupted if we experience delays or service degradation during any transition to a new outsourcing provider or other supplier, or we were required to replace the supplied products or services with those from another source, especially if the replacement became necessary on short notice. Any such disruptions could have a material adverse effect on our business, results of operations and financial condition.

Our financial performance will be impaired if we experience high fraud rates related to device financing, credit cards, dealers, or subscriptions.

Our operating costs could increase substantially as a result of fraud, including device financing, customer credit card, subscription or dealer fraud. If our fraud detection strategies and processes are not successful in detecting and controlling fraud, whether directly or by way of the systems, processes, and operations of third parties such as national retailers, dealers and others, the resulting loss of revenue or increased expenses could have a materially adverse impact on our financial condition and results of operations.

Our business and the prices at which our securities trade may be adversely affected if our internal controls are not effective.

Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the SEC rules and regulations promulgated thereunder, require companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to report on the effectiveness of our internal control over financial reporting.

We cannot assure you that we will not discover material weaknesses in the future, including material weaknesses resulting from difficulties, errors, delays, or disruptions while we integrate the T-Mobile and MetroPCS businesses. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the trading prices of our securities, including the notes, could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We have made significant changes to our corporate structure, strategy, and operations in effort to revitalize the business and effect change in our market position.

Over the last few years, our company has made significant corporate changes including: new executive leadership and changes in executive leadership responsibilities; new governance structures; call center consolidation; organizational restructuring, and changed methods of funding. Although these are designed to improve company performance, in some cases they insert additional business complexity, and thus are accompanied by associated risks to effective operations. For example, our management and other personnel may devote a substantial amount of time to these new initiatives, and such corporate changes may increase our legal and compliance costs and may make some activities more time-consuming and costly.

We rely on highly-skilled personnel throughout all levels of our business. Our business could be harmed if we are unable to retain or motivate key personnel, hire qualified personnel, or maintain our corporate culture.

We believe that our future success depends in substantial part on our ability to recruit, hire, motivate, develop, and retain talented and highly-skilled personnel. Achieving this objective may be difficult due to many factors, including fluctuations in economic and industry conditions, competitors’ hiring practices, employee tolerance for the significant amount of change within and demands on our company and our industry, and the effectiveness of our compensation programs. If we do not succeed in retaining and motivating our existing key employees and in attracting new key personnel, we may be unable to meet our business plan and, as a result, our revenue growth and profitability may be materially adversely affected.

Risks Related to Legal, Regulatory and Governance Matters

We operate throughout the United States, Puerto Rico, and the U.S. Virgin Islands, and as such are subject to regulatory and legislative action by applicable local, state and federal governmental entities, which may increase our costs of providing products or services, or require us to change our business operations, products, or services or subject us to material adverse impacts if we fail to comply with such regulations.

The FCC regulates the licensing, construction, modification, operation, ownership, sale, and interconnection of wireless communications systems, as do some state and local regulatory agencies. The FCC also reviews and in some cases restricts non-U.S. ownership of wireless communications systems. We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not adopt regulations or take other enforcement or other actions that would adversely affect our business, impose new costs, or require changes in current or planned operations. We are subject to regulatory action by the FCC and other federal agencies, as well as judicial review and actions, on issues related to the wireless industry that include, but are not limited to:

roaming, network outages, spectrum allocation and licensing, pole attachments, intercarrier compensation, Universal Service Fund (USF), net neutrality, special access, 911 services, consumer protection including cramming, bill shock, and handset unlocking, consumer privacy, and cybersecurity.

In addition, states are increasingly focused on the quality of service and support that wireless carriers provide to their customers and several agencies have proposed or enacted new and potentially burdensome regulations in this area. A number of state Public Utility Commissions and state legislatures have introduced proposals in recent years seeking to regulate carriers’ business practices. We also face potential investigations by, and inquiries from or actions by state Public Utility Commissions, and state Attorneys General. Further, we are subject to regulations in other aspects of our business, including handset financing. We also cannot assure you that Congress will not amend the Communications Act of 1934 as amended (the “Communications Act”), from which the FCC obtains its authority and which serves to limit state authority, or enact other legislation in a manner that could be adverse to our business. Enactment of additional state or federal regulations may increase our costs of providing services (including, through contributions to universal service programs, which may require us to subsidize our competitors) or require us to change our services. Failure to comply with applicable regulations could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable outcomes of legal proceedings may adversely affect our business and financial condition.

We are regularly involved in a number of legal proceedings before various state and federal courts, the FCC, and state and local regulatory agencies. Such legal proceedings can be complex, costly, and highly disruptive to business operations by diverting the attention and energies of management and other key personnel. The assessment of the outcome of legal proceedings, including our potential liability, if any, is a highly subjective process that requires judgments about future events that are not within our control. The outcome of litigation or other legal proceedings, including amounts ultimately received or paid upon settlement, may differ materially from amounts accrued in the financial statements. In addition, litigation or similar proceedings could impose restraints on our current or future manner of doing business. Such potential outcomes including judgments, awards, settlements or orders could have a material adverse effect on our business, financial condition, operating results, or ability to do business.

We may be unable to protect our intellectual property.

We rely on a combination of patent, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights, all of which offer only limited protection. The steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary rights. Moreover, others may independently develop processes and technologies that are competitive to ours. We cannot be sure that any legal actions against such infringers will be successful, even when our rights have been infringed. We cannot assure you that our pending patent applications will be granted or enforceable, or that the rights granted under any patent that may be issued will provide us with any competitive advantages. In addition, we cannot assure you that any trademark or service mark registrations will be issued with respect to pending or future applications or will provide adequate protection of our brands. We do not have insurance coverage for intellectual property losses, and as such, a charge for an anticipated settlement, or an adverse ruling awarding damages, represents unplanned loss events. Any of these factors could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we could be subject to fines, forfeitures and other penalties (including, in extreme cases, revocation of our licenses) for failure to comply with FCC regulations, even if any such non-compliance was unintentional. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

We use equipment, software, technology, and content in the operation of our business, which may subject us to third-party intellectual property claims and we may be adversely affected by litigation involving our suppliers.

We are a defendant in numerous intellectual property lawsuits, including patent infringement lawsuits, which exposes us to the risk of adverse financial impact either by way of significant settlement amounts or damage awards. As we adopt new technologies and new business systems, and provide customers with new products and/or services, we may face additional infringement claims. These claims could require us to cease certain activities or to cease selling relevant products and services. These claims can be time-consuming and costly to defend, and divert management resources. In addition to litigation directly involving our company, our vendors and suppliers can be threatened with patent litigation and/or subjected to the threat of disruption or blockage of sale, use, or importation of products, posing the risk of supply chain interruption to particular products and associated services exposing us to material adverse operational and financial impacts.

Our business may be impacted by new or changing tax laws or regulations and actions by federal, state, local or non-U.S. agencies, or how judicial authorities apply tax laws.

We calculate and remit surcharges, taxes and fees to numerous federal, state, local and non-U.S. jurisdictions in connection with the products and services we provide. These fees include federal USF fees and common carrier regulatory fees. In addition, many state and local governments impose various surcharges, taxes and fees on our sales and to our purchases of telecommunications services from various carriers. In many cases, the applicability and method of calculating these surcharges, taxes and fees may be uncertain, and our calculation, assessment and remittance of these amounts may be contested. In the event that we have incorrectly assessed and remitted amounts that were due, we could be subject to fines and penalties, which could materially impact our financial condition. In the event that federal, state, local and/or non-U.S. municipalities were to significantly increase taxes and regulatory fees on our services or seek to impose new ones, it could have a material adverse effect on our margins and financial and operational results.

Our wireless licenses are subject to renewal and may be revoked in the event that we violate applicable laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10-year or 15-year period for which they are granted. Historically, the FCC has approved our license renewal applications. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. In addition, our licenses are subject to our compliance with the terms set forth in the agreement pertaining to national security among Deutsche Telekom, the Federal Bureau of Investigation, the Department of Justice, the Department of Homeland Security and the Company. If we fail to timely file to renew any wireless license, or fail to meet any regulatory requirements for renewal, including construction and substantial service requirements, we could be denied a license renewal. Many of our wireless licenses are subject to interim or final construction requirements and there is no guarantee that the FCC will find our construction, or the construction of prior licensees, sufficient to meet the build-out or renewal requirements. The FCC has pending a rulemaking proceeding to reevaluate, among other things, its wireless license renewal showings and standards and may in this or other proceedings promulgate changes or additional substantial requirements or conditions to its renewal rules, including revising license build out requirements. Accordingly, we cannot assure you that the FCC will renew our wireless licenses upon their expiration. If any of our wireless licenses were to be revoked or not renewed upon expiration, we would not be permitted to provide services under that license, which could have a material adverse effect on our business, results of operations, and financial condition.

Our business could be adversely affected by findings of product liability for health/safety risks from wireless devices and transmission equipment, as well as by changes to regulations/RF emission standards.

We do not manufacture devices or other equipment sold by us, and we depend on our suppliers to provide defect-free and safe equipment. Suppliers are required by applicable law to manufacture their devices to meet certain governmentally imposed safety criteria. However, even if the devices we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for any harm caused by products we sell if such products are later found to have design or manufacturing defects. We generally seek to enter into indemnification agreements with the manufacturers who supply us with devices to protect us from losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Allegations have been made that the use of wireless handsets and wireless transmission equipment, such as cell towers, may be linked to various health concerns, including cancer and brain tumors. Lawsuits have been filed against manufacturers and carriers in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, the FCC recently indicated that it plans to gather additional data regarding wireless handset emissions to update its assessment of this issue. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. These allegations may lead to changes in regulatory standards. There have also been other allegations regarding wireless technology, including allegations that wireless handset emissions may interfere with various electronic medical devices (including hearing aids and pacemakers), airbags, and anti-lock brakes.

Additionally, there are safety risks associated with the use of wireless devices while operating vehicles or equipment. Concerns over any of these risks and the effect of any legislation, rules or regulations that have been and may be adopted in response to these risks could limit our ability to sell our wireless services.

We are controlled by Deutsche Telekom, whose interests may differ from the interests of our other stakeholders.

Deutsche Telekom beneficially owns and possesses voting power over approximately 67% of the fully diluted shares of our common stock. Through its control of the voting power of our common stock and the rights granted to Deutsche Telekom in our certificate of incorporation and the Stockholder’s Agreement, Deutsche Telekom controls the election of a majority of our directors and all other matters requiring the approval of our stockholders. By virtue of Deutsche Telekom’s voting control, we are a “controlled company,” as defined in the New York Stock Exchange, or NYSE, listing rules, and are not subject to NYSE requirements that would otherwise require us to have a majority of independent directors, a nominating committee composed solely of independent directors, or a compensation committee composed solely of independent directors.

In addition, our certificate of incorporation and the Stockholder’s Agreement restrict us from taking certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of our or our subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our board of directors, the issuances of equity securities in excess of 10% of our outstanding shares or to repurchase debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our chief executive officer. These restrictions could prevent us from taking actions that our board of directors may otherwise determine are in the best interests of the Company and our stockholders or that may be in the best interests of our other stakeholders.

Deutsche Telekom effectively has control over all matters submitted to our stockholders for approval, including the election or removal of directors, changes to our certificate of incorporation, a sale or merger of our company and other transactions requiring stockholder approval under Delaware law. Deutsche Telekom may have strategic, financial, or other interests different from our other stakeholders, including as the holder of a substantial amount of our indebtedness, and may make decisions adverse to the interests of our other stakeholders.

USE OF PROCEEDS

We are making the exchange offer to satisfy our obligations under the original notes, the indentures and the registration rights agreements. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five years and for the nine months ended September 30, 2013. For periods prior to the Business Combination Transaction, the ratio represents only T-Mobile USA as the accounting acquirer in the business combination.

	Year Ended December 31,							Nine Months Ended September 30, 2013
	2008	2009	2010	2011		2012
Ratio of earnings to fixed charges (1)	3.48x	2.47x	2.55x	—	(2)	—	(2)	1.16x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of (loss) income before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest and earnings from non-controlling interests. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%.
(2)	The ratio coverage for the years ended December 31, 2012 and 2011 was less than 1:1 in each of these periods. T-Mobile USA would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the years ended December 31, 2012 and 2011, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

CAPITALIZATION

The table below sets forth our cash, cash equivalents, and short-term investments and capitalization as of September 30, 2013:

•	on an actual basis;

•	on an as adjusted basis, to give effect to the Common Stock Offering and the application of the net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

•	on an as further adjusted basis, to give effect to November 2013 Notes Offering and the application of the net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes thereto incorporated by reference in this prospectus.

	As of September 30, 2013
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Cash, cash equivalents and short-term investments	$2,365	$4,152	$6,149

Debt:
5.250% senior notes due 2018	500	500	500
7.875% senior notes due 2018	1,000	1,000	1,000
6.464% senior notes due 2019	1,250	1,250	1,250
5.578% senior notes due 2019 (reset date in April 2015)	1,250	1,250	1,250
6.625% senior notes due 2020	1,000	1,000	1,000
6.542% senior notes due 2020	1,250	1,250	1,250
5.656% senior notes due 2020 (reset date in April 2015)	1,250	1,250	1,250
6.633% senior notes due 2021	1,250	1,250	1,250
5.747% senior notes due 2021 (reset date in October 2015)	1,250	1,250	1,250
6.731% senior notes due 2022	1,250	1,250	1,250
5.845% senior notes due 2022 (reset date in October 2015)	1,250	1,250	1,250
6.836% senior notes due 2023	600	600	600
5.950% senior notes due 2023 (reset date in April 2016)	600	600	600
6.250% senior notes due 2021	1,750	1,750	1,750
6.625% senior notes due 2023	1,750	1,750	1,750
6.125% senior notes due 2022	—	—	1,000
6.500% senior notes due 2024	—	—	1,000
Working Capital Facility (1)	—	—	—
Unamortized premium on debt (2)	422	422	422
Capital lease obligations	356	356	356
Short-term debt (3)	178	178	178
Long term financial obligation (4)	2,488	2,488	2,488

Total debt	$20,644	$20,644	$22,644

Stockholders’ equity	12,415	14,202	14,202

Total capitalization	$33,059	$34,846	$36,846

(1)	Represents an unsecured revolving credit facility with Deutsche Telekom that allows for up to $500 million in borrowings.

(2)	Represents an unamortized premium from the purchase price allocation fair value adjustment as a result of the Business Combination Transaction.
(3)	The Company maintains vendor financing arrangements with its primary network equipment suppliers that extend financing terms.
(4)	Represents a financing obligation related to the Towers Transaction, including approximately 7,000 cell sites that are managed and operated by a third party.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for the Company. The data should be read in conjunction with T-Mobile’s audited consolidated financial statements and related notes for the three years ended December 31, 2012 which are incorporated in this prospectus by reference to Exhibit 99.1 to T-Mobile’s Current Report on Form 8-K dated June 18, 2013. The consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the consolidated statements of operations data for the fiscal years ended December 31, 2009 and 2008 are derived from T-Mobile’s consolidated financial statements which are not included or incorporated by reference in this prospectus.

T-Mobile’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Nine months ended September 30,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In millions, except share and per shares amounts)
Consolidated Statements of Operations Data:
Revenues:
Service revenues	$13,899	$13,086	$17,213	$18,481	$18,733	$18,960	$19,279
Equipment sales	3,452	1,524	2,242	1,901	2,404	2,403	2,451
Other revenues	242	200	264	236	210	168	155

Total revenues	17,593	14,810	19,719	20,618	21,347	21,531	21,885
Operating expenses:
Network costs	3,880	3,515	4,661	4,952	4,895	4,936	5,007
Cost of equipment sales	4,837	2,456	3,437	3,646	4,237	3,856	3,643
Customer acquisition	2,804	2,323	3,286	3,185	3,205	3,382	3,540
General and administrative	2,482	2,681	3,510	3,543	3,535	3,442	3,579
Depreciation and amortization	2,630	2,391	3,187	2,982	2,773	2,859	2,746
Impairment charges	—	8,134	8,134	6,420	—	—	—
MetroPCS transaction-related costs	51	—	—	—	—	—	—
Restructuring costs	54	90	85	—	—	—	—
Other, net	(2)	(136)	(184)	169	(3)	—	—

Total operating expenses	16,736	21,454	26,116	24,897	18,642	18,475	18,515

Operating income (loss)	857	(6,644)	(6,397)	(4,279)	2,705	3,056	3,370
Other (expense) income:
Interest expense to affiliates	(586)	(487)	(661)	(670)	(556)	(740)	(402)
Interest expense	(311)	—	—	—	—	—	—
Interest income	125	53	77	25	14	12	26
Other (expense) income, net	105	22	(5)	(10)	16	8	2

Total other expense, net	(667)	(412)	(589)	(655)	(526)	(720)	(374)

Income (loss) before income taxes	190	(7,056)	(6,986)	(4,934)	2,179	2,336	2,996
Income tax (expense) benefit	(135)	(272)	(350)	216	(822)	(860)	(1,151)

Net income (loss), including non-controlling interest	55	(7,328)	(7,336)	(4,718)	1,357	1,476	1,845
Net income attributable to non-controlling interests	—	—	—	—	(3)	(6)	(6)

Net income (loss)	$55	$(7,328)	$(7,336)	$(4,718)	$1,354	$1,470	$1,839

Net income (loss) per common share:
Basic	$0.09	$(13.69)	$(13.70)	$(8.81)	$2.53	$2.75	$3.44

Diluted	$0.09	$(13.69)	$(13.70)	$(8.81)	$2.53	$2.75	$3.44

Weighted-average shares:
Basic	642,957,645	535,286,077	535,286,077	535,286,077	535,286,077	535,286,077	535,286,077

Diluted	645,520,524	535,286,077	535,286,077	535,286,077	535,286,077	535,286,077	535,286,077

Other Financial Data:
Net cash provided by operating activities	$2,541	$2,707	$3,862	$4,980	$4,905	$5,437	$5,802
Net cash provided by (used in) investing activities	868	(2,667)	(3,915)	(4,699)	(5,126)	(5,603)	(6,153)
Net cash provided by (used in) financing activities	298	—	57	—	123	67	593

	As of September 30,	As of December 31,
	2013	2012	2011	2010	2009	2008
	(In millions)
Consolidated Balance Sheet Data:
Current assets	$7,964	$5,541	$6,602	$5,311	$5,845	$5,951
Property and equipment, net	15,370	12,807	12,703	13,213	13,192	12,600
Goodwill, spectrum licenses and other intangible assets, net	21,394	14,629	21,009	27,439	27,440	27,477
Other assets	1,039	645	295	328	297	262
Total assets	45,767	33,622	40,609	46,291	46,774	46,290
Current liabilities	5,514	5,592	4,504	4,455	8,149	5,978
Long-term payables to affiliates	11,200	13,655	15,049	15,854	9,682	13,850
Long-term debt	6,761	—	—	—	—	—
Long-term financial obligation	2,488	2,461	—	—	—	—
Other long-term liabilities	7,389	5,799	5,271	5,490	4,693	3,679
Stockholders’ equity	12,415	6,115	15,785	20,492	24,250	22,783

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We entered into registration rights agreements (the “registration rights agreements”) with the initial purchasers of the original notes issued on March 19, 2013 (the 6.250% senior notes due 2021 and the 6.625% senior notes due 2023) and with the initial purchasers of the original notes issued on August 21, 2013 (the 5.250% senior notes due 2018). In the registration rights agreements, we and the guarantors agreed to, at our cost:

•	use our commercially reasonable efforts to file a registration statement (which we refer to as an exchange offer registration statement) with the SEC with respect to a registered exchange offer (which we refer to as a registered exchange offer) to exchange the notes for new notes of the company, guaranteed by the guarantors and having terms identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest (as defined below)); and

•	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and to consummate the exchange offer not later than April 25, 2014 (in the case of the 6.250% senior notes due 2021 and the 6.625% senior notes due 2023) and August 9, 2014 (in the case of the 5.250% senior notes due 2018).

In addition, we agreed to provide that upon the effectiveness of the exchange offer registration statement, we would promptly commence the exchange offer, whereby the exchange notes will be offered in exchange for surrender of the original notes, and that we will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law including in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) after the date notice of the registered exchange offer is first mailed, sent or given to the noteholders. For each note surrendered to Issuer for exchange pursuant to the registered exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note.

We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreements. We refer to our offer to exchange the exchange notes for the original notes as the “exchange offer.”

Resale of Exchange Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. We also believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with this prospectus.

If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on such interpretations of the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Shelf Registration

In the registration rights agreements, we agreed that in the event that:

•	any changes in applicable law or interpretations of the staff of the SEC do not permit the us and the guarantors to effect such a registered exchange offer;

•	for any other reason, the registered exchange offer is not consummated within 360 days after the closing date of each offering, unless the notes are earlier redeemed;

•	any noteholder is prohibited by law or SEC policy from participating in the registered exchange offer or in the case of any noteholder who participates in the registered exchange offer, does not receive exchange notes that may be sold without Securities Act restrictions on transfer (other than restrictions resulting solely by reason of the status of such noteholder as our affiliate or an affiliate of any guarantor) (subject, in each case, to certain exceptions); or

•	the placement agents so request with respect to notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in the original distribution of the notes,

then in all such cases, we and the guarantors will, at our cost, use our commercially reasonable efforts to (a) file a registration statement (which we refer to as a shelf registration statement) covering resales of the original notes or the exchange notes, as the case may be, from time to time, (b) cause the shelf registration statement to be declared effective by the SEC under the Securities Act within the time periods specified in the registration rights agreements and (c) keep the shelf registration statement effective until the earlier of the 18 month anniversary of the closing date of each offering or such date on which all original notes and/or exchange notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement. In addition, we agreed to, in the event a shelf registration statement is filed, use our commercially reasonable efforts to provide to each noteholder for which such shelf registration statement was filed, copies of the prospectus which is a part of the shelf registration statement, notify each such noteholder when the shelf registration statement has been declared effective by the SEC and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A noteholder selling original notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements which are applicable to such noteholder (including certain indemnification obligations). In addition, each holder of the original notes or exchange notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have such holder’s original notes or exchange notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

Additional Interest

If we have not exchanged the exchange notes for all original notes validly tendered in accordance with the terms of an exchange offer on or before April 25, 2014 (in the case of the issued and outstanding 6.250% senior notes due 2021 and 6.625% senior notes due 2023) or August 16, 2014 (in the case of the issued and outstanding

5.250% senior notes due 2018), or, if applicable, the shelf registration statement is required to be filed but is not declared effective within the time period required by the registration rights agreements or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), then, upon the occurrence of any such events, additional interest shall accrue on the principal amount of the original notes at a rate of 0.25% per annum for the first 90-day period immediately following such date, increasing by an additional 0.25% per annum with respect to any subsequent 90-day period up to a maximum amount of additional interest of 0.50% per annum thereafter, until the exchange offer is completed, the shelf registration statement is filed or declared effective or, if such shelf registrations statement ceased to be effective, again become effective. Such interest will be computed ratably on the basis of twelve 30-day months.

Under certain circumstances, we and the guarantors may delay the filing or the effectiveness of the exchange offer registration statement or the shelf registration statement and will not be required to maintain the effectiveness thereof or amend or supplement the exchange offer registration statement or the shelf registration statement for one or more periods not to exceed an aggregate of 120 days during any 12-month period. Any delay period will not defer our obligation to pay additional interest.

This summary of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable registration rights agreement. A copy of each registration rights agreement is an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration time of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer and accepted by us. Original notes may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum, and untendered original notes may only be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the original notes. Each series of exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the related original notes.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the unregistered 5.250% senior notes due 2018, $1,750,000,000 in aggregate principal amount of the unregistered 6.250% senior notes due 2021, and $1,750,000,000 in aggregate principal amount of the unregistered 6.625% senior notes due 2023 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the SEC rules and regulations. Original notes that are not tendered for exchange in the exchange offer:

•	will remain outstanding;

•	will continue to accrue interest; and

•	will be entitled to the rights and benefits that holders have under the indenture relating to such notes and, under limited circumstances, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We will issue the exchange notes promptly after the expiration of the exchange offer.

If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details about fees and expenses incurred in the exchange offer.

We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless at our sole discretion we extend the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing (if oral to be promptly confirmed in writing) of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

•	to extend the exchange offer;

•	to delay accepting for exchange any original notes; or

•	to terminate the exchange offer.

We will give oral or written notice (if oral to be promptly confirmed in writing) of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement and we will extend the offer period if necessary so that at least five business days remain in the offer period following notice of the material change. We will distribute the supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the expiration time of the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing, and to reject for exchange any original notes upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration time of the exchange offer.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a holder of the original notes as determined by our records or those of Deutsche Bank Trust Company Americas, as trustee or DTC may tender original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.

To complete a physical tender, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration time; and

•	deliver the original notes to the exchange agent prior to the expiration time or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary—The Exchange Agent” prior to the expiration time.

To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration time, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration time and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION TIME. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those original notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

•	make appropriate arrangements to register ownership of the original notes in your name, or

•	obtain a properly completed bond power from the registered holder of your original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration time.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders” guaranteed by an eligible institution unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the original notes. An eligible institution must guarantee that signature.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An agent’s message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against such participant.

Determinations Under the Exchange Offer

We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration time.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Original Notes Not Accepted or Exchanged

If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you hold all right, title and interest in and to the original notes;

•	you transfer all right, title and interest in the original notes to us in exchange for the exchange notes free and clear of all liens, encumbrances, or rights or interests of third parties;

•	any exchange notes to be received by you will be acquired in the ordinary course of its business;

•	you have no arrangement or understanding with any person to participate in the public distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of us or any guarantor, or if you are such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a public distribution of exchange notes; and

•	if you are a broker-dealer (a participating broker-dealer) that will receive exchange notes for your own account in exchange for original notes acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration time, you must tender your original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent, or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration time, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration time, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration time, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration time.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

Resales

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration time.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary—The Exchange Agent;” and

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the registration number or numbers and the principal amount of such original notes;

•	be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described above under “—Procedures for Tendering” at any time on or prior to the expiration time.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will pay cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees for the exchange notes;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing costs; and

•	related fees and expenses.

Transfer Taxes

If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. We generally have no obligation to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original notes that you continue to hold.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may at our discretion seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description of the 5.250% senior notes due 2018, the 6.250% senior notes due 2021 and the 6.625% senior notes due 2023 under the caption “—Certain Definitions” below. In this Description of Notes, “Issuer” refers only to T-Mobile USA, Inc., a Delaware corporation, and not to any of its Subsidiaries, and “Parent” refers only to T-Mobile US, Inc., a Delaware corporation, and not to any of its Subsidiaries.

Issuer will issue the 2021 exchange notes and the 2023 exchange notes as two series of debt securities under that certain base indenture, dated March 19, 2013 (the “March 2013 base indenture”), among itself, Parent, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “trustee”) as supplemented with respect to each of such series of the exchange notes by a separate supplemental indenture, and Issuer will issue the 2018 exchange notes as a series of debt securities under that certain base indenture, dated April 28, 2013 (the “April 2013 base indenture” and with the March 2013 base indenture, the “base indentures,” or separately a “base indenture”), among itself, Parent, the Subsidiary Guarantors and the trustee, as supplemented with respect to such series of the exchange notes by a separate supplemental indenture (for each such series of notes the “supplemental indenture”). In this description of the exchange notes, the term “indenture” refers to the applicable base indenture as supplemented separately by the applicable supplemental indenture or applicable supplemental indentures, for each series of notes. The terms of the exchange notes of each series include those stated in the applicable indenture and those made part of the applicable indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The obligations and covenants of Issuer described hereunder are only of Issuer and not of Parent, its direct parent company. Although Parent is a guarantor of the notes, it and its Subsidiaries, except Issuer and its Restricted Subsidiaries, are generally not subject to any of the obligations and covenants described hereunder.

The following description is a summary of the material provisions of the indentures applicable to both the exchange notes and the original notes. As such, when we refer to each of the “2018 notes,” the “2021 notes” and the “2023 notes” we are describing the material provisions of each such series of both the original notes and the exchange notes. The following description does not restate the indentures in their entirety. We urge you to read each indenture applicable to the series of notes you hold in their entirety because such indentures, and not this description of the notes, defines your rights as a holder of the notes. For more information on how you can obtain a copy of the applicable base indenture and applicable supplemental indenture, see “Where You Can Find More Information.” Certain defined terms used in this description of the notes but not defined below under “—Certain Definitions” have the meanings assigned to them in the applicable indenture.

The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the applicable indenture.

The Notes

The original notes of each series are and the exchange notes of such series will be:

•	general unsecured, unsubordinated obligations of Issuer;

•	pari passu in right of payment with each other and all existing and future Indebtedness and other liabilities of Issuer that are not by their terms subordinated in right of payment to the notes, including Issuer’s existing senior notes;

•	senior in right of payment to any future subordinated Indebtedness of Issuer to the extent that such future Indebtedness provides by its terms that it is subordinated to the notes; and

•	unconditionally guaranteed on a senior unsecured basis by the Guarantors.

However, the notes will be effectively subordinated to all existing and future secured Indebtedness of Issuer or any Guarantor to the extent of the assets securing such Indebtedness and structurally subordinated to all liabilities and preferred stock of any of Issuer’s Subsidiaries that do not guarantee the notes to the extent of the assets of those Subsidiaries. See “Risk Factors—Risks Related to the Notes—The exchange notes and the guarantees will be unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.”

As of September 30, 2013, assuming Issuer had completed the November 2013 Notes Offering, Issuer would have had approximately $22.6 billion of outstanding indebtedness on a pro forma basis, including $19.6 billion of outstanding indebtedness under Issuer’s senior notes (including the original notes), approximately $0.4 billion of which would have been secured (and including approximately $2.49 billion of long term financial obligation relating to the Towers Transaction). Issuer’s Subsidiaries that do not guarantee the original notes and will not guarantee the exchange notes had approximately $1 billion of total assets (excluding receivables due from Issuer and its guarantor Subsidiaries) and $2.3 billion in Indebtedness, other liabilities and preferred stock as of September 30, 2013.

The Note Guarantees

The original notes are, and the exchange notes will be, guaranteed by Parent, all of Issuer’s Domestic Restricted Subsidiaries that are Wholly-Owned Subsidiaries (other than Designated Tower Entities, Immaterial Subsidiaries and the Reinsurance Entity), Issuer’s Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness, and any future Subsidiary of Parent that directly or indirectly owns equity interests of Issuer. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—The guarantees may not be enforceable because of fraudulent conveyance laws.”

Each Guarantor’s guarantee relating to the original notes is and its guarantee of the exchange notes will be:

•	a general unsecured, unsubordinated obligation of that Guarantor;

•	pari passu in right of payment with all existing and future Indebtedness and other liabilities of that Guarantor that are not by their terms subordinated to its guarantee of the notes, including its guarantee each series of notes and Issuer’s existing senior notes; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor to the extent that such future Indebtedness provides by its terms that it is subordinated in right of payment to its guarantee of the notes.

However, the Note Guarantees are effectively subordinated to all existing and future secured Indebtedness of the Guarantors to the extent of the assets securing such Indebtedness and structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantors that do not guarantee the notes to the extent of the assets of those Subsidiaries. See “Risk Factors—Risks Related to the Notes—The exchange notes and the guarantees will be unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.”

Under the circumstances described below under the subheading “—Certain Covenants—Additional Note Guarantees,” one or more of Issuer’s Subsidiaries (including Issuer’s existing Domestic Restricted Subsidiaries) together with certain newly created or acquired Subsidiaries in the future may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors and holders of their debt and other obligations before they will be able to distribute any of their assets to Issuer.

As of the Series Issue Date applicable to each series of original notes, all of Issuer’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain

Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the applicable indenture. Issuer’s Unrestricted Subsidiaries will not guarantee the notes.

Except as otherwise provided in the following paragraph, a Guarantor of the notes of any series (other than Parent) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) subject to the following paragraph and if it is not already a Guarantor of the notes of such series, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the applicable indenture and its Note Guarantee of the notes pursuant to a supplemental indenture; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the applicable indenture (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of such indenture needs to be so applied).

The Note Guarantee of a Guarantor will be released in respect of the notes of any series:

(1) only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the applicable indenture;

(2) only in the case of a Subsidiary Guarantor, in connection with any issuance, sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the issuance, sale or other disposition does not violate the “Asset Sale” or “Restricted Investment” provisions of the applicable indenture, and the Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary of Issuer as a result of such sale or other disposition and does not guarantee any Specified Issuer Indebtedness;

(3) if such Guarantor (other than Parent) ceases to guarantee any Specified Issuer Indebtedness and such Guarantor would not otherwise be required to guarantee the notes pursuant to the covenant described below under the caption “—Additional Note Guarantees”;

(4) if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the applicable indenture;

(5) upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the applicable indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(6) upon the liquidation or dissolution of such Guarantor (other than Parent) provided no Default or Event of Default has occurred that is continuing; or

(7) if such Guarantor becomes an Immaterial Subsidiary and such Guarantor would not otherwise be required to guarantee the notes pursuant to the covenant described below under the caption “—Additional Note Guarantees.”

See “—Repurchase at the Option of Holders—Asset Sales” below.

Principal, Maturity and Interest

Issuer has outstanding $19.2 billion in aggregate principal amount of senior notes, including the original notes to be exchanged for the exchange notes. Issuer may issue additional notes from time to time, and such additional notes may be issued either under one of the base indentures as supplemented by one or more other supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the applicable indentures, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The original notes and any additional notes subsequently issued, together with the exchange notes issued in accordance with the applicable registration rights agreement, will be treated as a single series for all purposes under the applicable indentures, including, without limitation, waivers, amendments, redemptions and offers to purchase. Issuer will issue notes in minimum denominations of $2,000 and integral multiples of $1,000. The 2018 notes will mature on September 1, 2018. The 2021 notes will mature on April 1, 2021. The 2023 notes will mature on April 1, 2023.

Interest on the 2018 notes will accrue at the rate of 5.250% per annum and will be payable semiannually in arrears on March 1 and September 1, commencing on March 1, 2014. Issuer will make each Issuer will make each interest payment to the holders of record of the 2018 notes on the immediately preceding February 15 and August 15.

Interest on the 2021 notes will accrue at the rate of 6.250% per annum, and interest on the 2023 notes will accrue at the rate of 6.625% per annum, and in either case will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2013. Issuer will make each Issuer will make each interest payment to the holders of record of the 2021 notes and the 2023 notes on the immediately preceding March 15 and September 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

Payments of principal of and interest on the notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Methods of Receiving Payments on the Notes.”

Each series of the notes initially will be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described below, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Methods of Receiving Payments on the Notes

If a holder of a definitive note has given wire transfer instructions to Issuer and Issuer is the paying agent, Issuer will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions until given written notice to the contrary. All other payments on the notes will be made at the Corporate Trust Office of the trustee, unless Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the books and records of the registrar.

Paying Agent and Registrar for the Notes

The paying agent and registrar initially is the trustee. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

A holder of definitive notes may transfer or exchange the notes in accordance with the provisions of the applicable indentures. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

The 2018 notes

At any time prior to September 1, 2015, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2018 notes issued under the applicable indenture at a redemption price of 105.250%, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

•	at least 65% of the aggregate principal amount of the 2018 notes issued under the indenture (excluding 2018 notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

On or after September 1, 2015, Issuer may redeem all or a part of the 2018 notes upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, if any Global Notes are outstanding, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2018 notes redeemed to, but, not including, the redemption date, if redeemed during the twelve month period beginning on September 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2015	102.625%
2016	101.313%
2017 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2018 notes or portions thereof called for redemption on the redemption date.

At any time prior to September 1, 2015, Issuer may also redeem all or a part of the 2018 notes, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, if any Global Notes are outstanding, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of 2018 notes redeemed plus the Applicable Premium for the notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of 2018 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

The 2021 notes

At any time prior to April 1, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2021 notes issued under the applicable indenture at a redemption price of 106.250%, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

•	at least 65% of the aggregate principal amount of the 2021 notes issued under the applicable indenture (excluding 2021 notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

On or after April 1, 2017, Issuer may redeem all or a part of the 2021 notes upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2021 notes redeemed to, but, not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 1 of the years indicated below, subject to the rights of holders of 2021 notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2017	103.125%
2018	101.563%
2019 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2021 notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 1, 2017, Issuer may also redeem all or a part of the 2021 notes, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of 2021 notes redeemed plus the Applicable Premium for the 2021 notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of 2021 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

The 2023 notes

At any time prior to April 1, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2023 notes issued under the applicable indenture at a redemption price of 106.625%, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

•	at least 65% of the aggregate principal amount of the 2023 notes issued under the applicable indenture (excluding 2023 notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

On or after April 1, 2018, Issuer may redeem all or a part of the 2023 notes upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2023 notes redeemed to, but, not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 1 of the years indicated below, subject to the rights of holders of 2023 notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2018	103.313%
2019	102.208%
2020	101.104%
2021 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2023 notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 1, 2018, Issuer may also redeem all or a part of the 2023 notes, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of 2023 notes redeemed plus the Applicable Premium for the 2023 notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of 2023 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Mandatory Redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to any series of the notes, each holder of notes of such series will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the applicable indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Issuer will send a notice (the “Change of Control Offer”) to each holder of notes to which such Change of Control Triggering Event applies and the trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the applicable indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the applicable indenture, or compliance with the Change of Control Triggering Event provisions of the applicable indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the applicable indenture by virtue of such compliance. In connection with the tender of any notes with respect to a Change of Control Triggering Event, the tendering holder shall provide good title to the notes, free and clear of all liens and encumbrances, and shall represent and warrant that such holder is presenting good title, free and clear of all liens and encumbrances, and such other representations and warranties as are customary.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the paying agent the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly make payment, to each holder of notes properly tendered, of the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the applicable indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the applicable indenture does not contain provisions that permit the holders of the notes to require, or otherwise provide, that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the foregoing, Issuer will not be required to make a Change of Control Offer with respect to any series of the notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer for such series of the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable indenture that apply to a Change of Control Offer made by Issuer and purchases all of such series of notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to such series has been given pursuant to the applicable indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding any series of the notes accept a Change of Control Offer and Issuer purchases all of the notes held by such holders, Issuer will have the right, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of such series of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received by Issuer or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since (i) the Closing Date in the case of the 2018 notes, and (ii) September 21, 2010 in the case of the 2021 notes and the 2023 notes, is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Issuer’s most recent consolidated balance sheet (or as would be shown on Issuer’s consolidated balance sheet as of the date of such Asset Sale), of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases Issuer or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Issuer, or any such Restricted Subsidiary, from such transferee that are converted by Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1) to purchase Replacement Assets; or

(2) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary enters into a binding written agreement committing Issuer or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, Issuer or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, Issuer may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the applicable indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, Issuer shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an offer (an “Asset Sale Offer”) to all holders of the notes and all holders of other Indebtedness that is pari passu with the notes containing provisions requiring Issuer to make an offer to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the applicable indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and Issuer will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the applicable indenture, or compliance with the Asset Sale provisions of the applicable indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the applicable indenture by virtue of such compliance.

The agreements governing Issuer’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and may prohibit repurchases of or other prepayments in respect of the notes. The exercise by the holders of the notes of their right to require Issuer to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases or other prepayments on Issuer. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when Issuer is prohibited from purchasing notes, Issuer could seek the consent of the holders of such Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain a consent or repay those borrowings, Issuer will remain prohibited from purchasing notes. In that case, Issuer’s failure to purchase tendered notes would constitute an Event of Default under the applicable indenture that could, in turn, constitute a default under the other Indebtedness. Finally, Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—The indentures governing the exchange notes offered hereby and our other existing senior notes, as well as our TMUS Working Capital Facility, include restrictive covenants that limit our operating flexibility.”

Selection and Notice

If less than all of a series of the notes are to be redeemed, the trustee will select notes such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of notes of a series or a satisfaction and discharge of the applicable indenture. Except as otherwise set forth in the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” notices of redemption may not be conditional.

If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount of that exchange note that is to be redeemed. If in definitive form a new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the holder of notes upon cancellation of the original exchange note. Except to the extent that a notice of redemption is conditional as permitted in the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Series Issue Date:

(1) the notes of any series are rated Investment Grade by two out of the three Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing with respect to the notes of such series (other than with respect to the covenants specifically listed under the following captions), then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will cease to apply to such series of the notes and will not be later reinstated even if the ratings of such series of the notes should subsequently decline:

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Restricted Payments”;

(3) “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) “—Transactions with Affiliates”;

(6) “—Designation of Restricted and Unrestricted Subsidiaries”; and

(7) clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

There can be no assurance that the notes will ever achieve an Investment Grade rating.

Restricted Payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 100% of Issuer’s Consolidated Cash Flow for the period (taken as one accounting period) from and after the Closing Date to the end of Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Issuer’s Consolidated Interest Expense for the same period; plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, in each case received by Issuer after the Closing Date as a contribution to its common equity capital (other than any such contribution resulting, or deemed to result, from the Merger) or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Issuer); plus

(c) to the extent that any Restricted Investment that was made after the Closing Date, or, that any Restricted Investment that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date (provided that, and solely to the extent that, such Restricted Investment, at the time made, reduced the amount that would be calculated pursuant to clause (g) below), in each case, is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(d) to the extent that any Unrestricted Subsidiary of Issuer designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of Issuer’s Investment in such Subsidiary as of the date of such redesignation; other than to the extent such Investment constituted a Permitted Investment; plus

(e) 100% of any cash dividends or cash distributions, and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of Issuer, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of Issuer for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(f) the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, after the Closing Date; plus

(g) the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the 6 5/8% senior notes Indenture, as in effect immediately prior to the effectiveness of the 6 5/8% senior notes Sixth Supplemental Indenture (provided, that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) Issuer’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of Issuer’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).

As of September 30, 2013, the amount calculated pursuant to clause (3)(a)—(g) above, was approximately $5.7 billion.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the applicable indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; provided, further, that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” may not also be used to make a Restricted Payment pursuant to this clause (2);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Issuer or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Issuer, any Restricted Subsidiary of Issuer or any direct or indirect parent of Issuer held by any current or former officer, director, employee or consultant of Parent, Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $50.0 million in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to Issuer from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Closing Date; provided, further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (21) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any Restricted Subsidiary of Issuer issued on or after the Closing Date in accordance with the Debt to Cash Flow Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) Permitted Payments to Parent;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by Issuer or any of its Subsidiaries;

(10) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” and “—Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by the holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(13) Restricted Payments in connection with the Cash Payment, as defined in the Business Combination Agreement;

(14) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions; and

(15) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $375.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit Issuer’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1) the incurrence by Issuer and any Subsidiary Guarantor of (a) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (b), does not exceed the greater of (x) $9.0 billion and (y) 150% of the Consolidated Cash Flow of Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” and (b) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (a); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2) the incurrence by Issuer and its Restricted Subsidiaries of any Existing Indebtedness or any Series Issue Date Existing Indebtedness;

(3) the incurrence by Issuer and the Subsidiary Guarantors of Indebtedness represented by the original notes to be issued on the date of the supplemental indenture and the notes to be issued in exchange therefor and, in each case, the related Note Guarantees;

(4) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $2.5 billion and (y) 5.0% of Issuer’s Total Assets, at the time of any such incurrence pursuant to this clause (4);

(5) the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the applicable indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15), (24) or (25) of this paragraph;

(6) the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, Issuer and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(a) if Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the related Note Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer or a Guarantor; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9) the guarantee by Issuer or any of the Subsidiary Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five business days of notice to Issuer or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which Issuer or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding exceed $250.0 million;

(12) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(13) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to Issuer’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed $400.0 million at the time of such incurrence;

(14) the incurrence by Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer or a

Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of this covenant or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction;

(16) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(17) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(19) the incurrence by Issuer or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of Issuer’s Total Assets as of the time of incurrence;

(20) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(21) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the notes and the Note Guarantees issued to current or former employees or directors of Parent, Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of the third paragraph under the covenant described above under the caption “—Restricted Payments,” less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(22) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(23) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by Issuer or any Restricted Subsidiary of such Indebtedness;

(24) Indebtedness incurred in connection with the Towers Transaction; and

(25) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed $250.0 million.

Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (6) above) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.

For purposes of (x) determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(a)(y) of the definition of Permitted Debt, Issuer may elect, pursuant to an officers’ certificate delivered to the trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the notes shall be expressly subordinate to any Lien securing the notes to at least the same extent that such Indebtedness is subordinate to the notes).

Dividend and Other Payment Restrictions Affecting Subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing (a) Existing Indebtedness and (b) Equity Interests and Credit Facilities as in effect on the Closing Date, and, in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of Issuer or a senior financial officer of Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(2) agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of Issuer to pay dividends or make any other distributions or payments directly or indirectly to Issuer in an amount sufficient to permit Issuer to pay the principal of, or interest and premium, if any, on the notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the applicable indenture;

(3) Series Issue Date Existing Indebtedness, the notes issued on the Series Issue Date, and any additional notes of the same series, the Note Guarantees in respect thereof, and the base indenture, as supplemented by the applicable supplemental indenture;

(4) applicable law, rule, regulation or order;

(5) agreements or instruments with respect to a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the applicable indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on the Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14) the issuance of Preferred Stock by a Restricted Subsidiary of Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(15) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Issuer’s ability to pay all principal, interest and premium, if any, on the notes, as determined in good faith by Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the holders of the notes than is customary in comparable financings; and

(16) any agreement or instrument of Issuer, Parent, MetroPCS Wireless, Inc., or any of MetroPCS Wireless, Inc.’s Subsidiaries existing prior to, or entered into or assumed by Issuer or any of its Subsidiaries in connection with the Merger, in each case, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of Issuer or a senior financial officer of Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(17) restrictions arising from the Towers Transaction.

Merger, Consolidation or Sale of Assets

Issuer will not: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the notes under the applicable indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the trustee, the payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the applicable indenture on the part of Issuer to be performed or observed;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction.

Upon any consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, this “Merger, Consolidation or Sale of Assets” covenant, the successor Person formed by such consolidation or into or with which Issuer is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the applicable indenture referring to Issuer shall refer instead to the successor Person and not to Issuer), and may exercise every right and power of Issuer under the applicable indenture with the same effect as if such successor Person had been named as Issuer therein. When the successor Person assumes all of Issuer’s obligations under the applicable indenture, Issuer shall be discharged from those obligations.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to (and the following shall be permitted notwithstanding such covenant):

(1) a merger of Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating Issuer in another jurisdiction in the United States so long as the amount of Indebtedness of Issuer and its Restricted Subsidiaries is not increased thereby;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries; or

(3) the Transactions, including the Merger.

Transactions with Affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by Issuer, any of its Restricted Subsidiaries or a direct or indirect parent of Issuer existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2) transactions between or among Parent, Issuer and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of Issuer to, or receipt of any capital contribution from, any Affiliate of Issuer;

(5) transactions in connection with any Permitted Joint Venture Investment;

(6) any Permitted Investments or Restricted Payments that do not violate the provisions of the applicable indenture described above under the caption “—Restricted Payments”;

(7) (x) any contracts, agreements or understandings existing as of the Issue Date and disclosed in the notes to the consolidated financial statements of MetroPCS Wireless, Inc. for the year ended December 31, 2012, (y) any agreement listed on Schedule 3.2(r)—Related-Party Agreements—to the “T-Mobile Disclosure Letter” to the Business Combination Agreement, and (z) any agreement listed under the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012 and, in each case, any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive) more disadvantageous to Issuer or to the holders of the notes in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable indenture, provided that in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to Issuer or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of Issuer;

(9) issuances, purchases or repurchases of notes or other Indebtedness of Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Issuer;

(10) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by Issuer’s Board of Directors or a senior financial officer of Issuer in good faith;

(11) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the applicable indenture, provided that in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to Issuer or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified; and

(12) (i) the Business Combination Agreement and any Ancillary Agreements, as defined in the Business Combination Agreement, in each case, as the same may be amended, modified, supplemented or replaced from time to time on terms that, taken as a whole, in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, are not materially less favorable to Issuer or the applicable Restricted Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the DT Notes and the TMUS Working Capital Facility, each as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, are not materially less favorable to Issuer than those of the DT Notes or TMUS Working Capital Facility, as applicable, and (iii) transactions between Issuer and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction.

Business Activities

Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If (a) Issuer or any of Issuer’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is neither a Designated Tower Entity, the Reinsurance Entity nor an Immaterial Subsidiary) after the Series Issue Date or (b) any Restricted Subsidiary of Issuer guarantees any Specified Issuer Indebtedness of Issuer after the Series Issue Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of Issuer, then Issuer or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary or Subsidiary of Parent to become a Guarantor of the notes and execute a supplemental indenture and, if requested by the trustee, deliver an opinion of counsel reasonably satisfactory to the trustee within 10 business days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer in its discretion, and (ii) any Guarantee by Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of, such designation.

Notwithstanding the foregoing, Issuer may at any time and from time to time designate any Designated Entity, by written notice to the trustee, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by Issuer (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officers’ certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (18) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (18), and not reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments.”

Payments for Consent

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of any series of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable indenture with respect to the notes or the notes unless such consideration is offered to be paid and is paid to all holders of such series of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1) all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent or Issuer were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy Issuer’s delivery obligations to the trustee and any holder of notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor Issuer is required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in the offering memorandum dated March 8, 2013 relating to the $3.5B Notes. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants. Issuer will at all times comply with TIA §314(a).

If the SEC will not accept Parent’s or Issuer’s filings for any reason, Parent or Issuer will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods). If (i) Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of Issuer and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of Issuer, constitute a Significant Subsidiary of Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Issuer and (B) in the case of (ii) above, the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided, however, that the requirements of this paragraph shall not apply if Parent or Issuer files with the SEC the reports referred to in clauses (1) and (2) of the first paragraph of this covenant, and any such report contains the information required in this paragraph.

For so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, Issuer and the Guarantors will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default” in respect of each series of the notes:

(1) default for 30 days in the payment when due of interest on the such series of notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the such series of notes;

(3) failure by Issuer for 120 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of such series of the notes then outstanding voting as a single class to comply with the provisions described under the caption “—Reports”;

(4) failure by Issuer or any of its Restricted Subsidiaries for 30 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of such series of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” or “—Repurchase at the Option of Holders—Asset Sales” (in each case other than a failure to purchase notes that will constitute an Event of Default under clause (2) above), or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(5) failure by Issuer or any of its Restricted Subsidiaries for 90 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of such series of the notes then outstanding voting as a single class to comply with any of the other agreements in the applicable indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Series Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to $100.0 million or more, in each case for so long as such failure or acceleration is continuing;

(7) failure by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8) Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(a) is for relief against Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a custodian of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 60 consecutive days; and

(10) except as permitted by the applicable indenture, any Note Guarantee with respect to such series of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provisions may be limited by applicable laws. If any other Event of Default occurs and is continuing with respect to any series of the notes, the trustee or the holders, with a copy to the trustee, of at least 25% in aggregate principal amount of such then outstanding series of notes may declare all such series of the notes to be due and payable immediately.

Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes of a series may direct the trustee in its exercise of any trust or power in respect of such series. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of any series of notes may pursue any remedy with respect to the applicable indenture or the notes unless:

(1) such holder has previously given to the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the applicable series of notes then outstanding have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

(3) such holder or holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense to be incurred in compliance with such request;

(4) the trustee has not complied with such request within 90 days after receipt of the request and the offer of security or indemnity; and

(5) during such 90-day period, holders of a majority in aggregate principal amount of any series of the then outstanding notes have not given the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of any series of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all such series of the notes, rescind an acceleration or waive any existing Default or Event of Default in respect of such series and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, such series of the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Issuer with the intention of avoiding payment of the premium that Issuer would have had to pay if Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the applicable indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the applicable indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the applicable indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to any series of the notes outstanding and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of any series of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) Issuer’s obligations with respect to such series of notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment of money for security payments held in trust;

(3) the rights, powers, trusts, duties, indemnities and immunities of the trustee, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the applicable indenture.

In addition, Issuer may, at its option and at any time with respect to any series of the notes, elect to have the obligations of Issuer and the Guarantors released with respect to the provisions of the applicable indenture described above under “—Repurchase at the Option of Holders” and under the caption “—Certain Covenants” (other than the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to such notes. In the event Covenant Defeasance occurs with respect to any series of the notes in accordance with the applicable indenture, the Events of Default described under clauses (3) through (9) under the caption “—Events of Default and Remedies” (in the case of clauses (8) and (9), only with respect to Issuer’s Subsidiaries), in each case, will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of the notes:

(1) Issuer must irrevocably deposit with the trustee or its designee, in trust, for the benefit of the holders of the such series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, such series of the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether such notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing with respect to the notes on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6) Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others;

(7) Issuer must deliver to the trustee an officers’ certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) Issuer must deliver to the trustee an opinion of counsel (which may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph, as applicable, have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the applicable indenture or the notes or the related Note Guarantees of any series of notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of such series of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series), and any existing Default or Event of Default or compliance with any provision of the applicable indenture with respect to such series of notes or related Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of such series of notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes of such series).

Without the consent of each holder of the applicable series of notes affected, an amendment, supplement or waiver may not (with respect to any particular series of notes held by a non-consenting holder):

(1) reduce the principal amount any note of such series of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note of such series of notes or alter the provisions with respect to the redemption of any note of such series of notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note of such series of notes;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the notes of any such series of notes (except a rescission of acceleration of such series of notes by the holders of at least a majority in aggregate principal amount of such series of notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5) make any exchange note of such series payable in money other than that stated in such series of the notes;

(6) make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of holders of notes of such series of notes to receive payments of principal of, or interest or premium, if any, on, the notes of such series of the notes;

(7) waive a redemption payment with respect to any note of such series of notes (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its related Note Guarantee of the notes of such series or the applicable indenture, except in accordance with the terms of such indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement any applicable indenture, the notes or the related Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Issuer’s or a Guarantor’s obligations to holders of notes and related Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable;

(4) to effect the release of a Guarantor from its Note Guarantee in respect of such series of notes and the termination of such Note Guarantee, all in accordance with the provisions of the applicable indenture governing such release and termination;

(5) to add any Guarantor or Note Guarantee with respect to such series of the notes or to secure the notes or the related Note Guarantee;

(6) to make any change that would provide any additional rights or benefits to the holders of such series of notes or that does not adversely affect the legal rights under the applicable indenture of any such holder in any material respect;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act;

(8) to change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall not become effective with respect to any outstanding notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9) to provide for the issuance of and establish forms and terms and conditions of a new series of notes as permitted by the applicable base indenture;

(10) to conform the text of the applicable supplemental indenture, the applicable notes, or the related Note Guarantees to any provision of the “Description of Notes” section of this prospectus to the extent that such provision in such description of notes was intended to be a verbatim recitation of a provision of the applicable indenture, the Note Guarantees, or the notes, in each case, as conclusively evidenced by an officers’ certificate;

(11) to provide for the issuance of additional notes, provided that such additional notes have the same terms as, and be deemed part of the same series as, the notes to the extent required under the applicable indenture;

(12) to evidence and provide for the acceptance of and appointment by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; and

(13) to allow any Guarantor of the notes to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

The consent of the holders of the notes is not necessary under the applicable indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and Discharge

The applicable indenture will be discharged and will cease to be of further effect as to all notes of a particular series issued thereunder, when:

(1) either:

(a) all notes of such series have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b) all notes of such series that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee or its designee as trust funds in trust solely for the benefit of the holders of such series of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, and premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing with respect to such series of the notes on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of any Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such discharge);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(4) Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture applicable to such series of the notes; and

(5) Issuer has delivered irrevocable instructions to the trustee under the applicable indenture to apply the deposited money toward the payment of such series of notes at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Governing Law

The indentures, the notes and the Note Guarantees are governed by the laws of the State of New York.

Concerning the Trustee

We maintain ordinary banking relationships with Deutsche Bank Trust Company Americas and its affiliates.

If the trustee becomes a creditor of Issuer or any Guarantor, the indentures limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee (if the applicable indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the applicable series of notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture applicable to each series of notes provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of the applicable series of the notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the applicable indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“$3.5B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.250% senior notes due 2021 and $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% senior notes due 2023, each issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc.’s, MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable, as amended by the Third Supplemental Indenture dated April 29, 2013, as further supplemented by the Fourth Supplemental Indenture dated May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, and as further supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2013, among T-

Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (as so supplemented and amended, the “March 2013 base indenture”), (ii) any additional 6.250% senior notes due 2021 and 6.625% senior notes due 2023 issued under the March 2013 base indenture as part of the same series, and (iii) any “Exchange Notes” (as defined in the March 2013 base indenture) relating thereto.

“6 5/8% senior notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the 6 5/8% senior notes Sixth Supplemental Indenture, governing the 6 5/8% senior notes due 2020 issued by MetroPCS Wireless, Inc., as further supplemented by the Seventh Supplemental Indenture, dated as of May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, and as further supplemented by the Eighth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“6 5 /8% senior notes Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Additional Interest” has the meaning set forth in the applicable Registration Rights Agreement relating to amounts to be paid in respect of a particular series of notes in the event Issuer fails to satisfy certain conditions set forth therein. For all purposes of the applicable indenture, the term “interest” with respect to the notes shall include Additional Interest, if any, with respect to the notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control ,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling ,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium”, as calculated by Issuer and provided to the trustee, means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at September 1, 2015 (such redemption price being set forth in the applicable table appearing above under the caption “—Optional

Redemption”), plus (ii) all required interest payments due on the note through September 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Acquisition” means:

(1) an Investment by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Issuer or any of its Restricted Subsidiaries but only if (x) such Person’s primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such Investment, or

(2) an acquisition by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than Issuer or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such acquisition.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

“Asset Disposition” means the sale or other disposition by Issuer or any of its Restricted Subsidiaries other than to Issuer or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by Issuer or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of Issuer or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the applicable indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2) the issuance of Equity Interests in any of Issuer’s Restricted Subsidiaries or the sale by Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among Issuer and/or its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4) the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the applicable indenture;

(7) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(8) arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9) licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10) a Permitted Investment;

(11) dispositions of assets to the ISIS Joint Venture;

(12) one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction; or

(13) the settlement or early termination of any Permitted Bond Hedge Transaction.

“Asset Sale Offer” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the Option of Holders—Asset Sales”.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 3, 2012, as amended from time to time, by and among Deutsche Telekom AG, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH, Issuer and MetroPCS Communications, Inc.

“Business Day” means any day except a Saturday, Sunday, or a legal holiday in the City of New York or in any place of payment with respect to the notes on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7) auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8) investments, classified in accordance with GAAP as current assets of Issuer or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9) in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Issuer or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of Issuer, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent; or

(5) Issuer ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent.

provided, that the Transactions and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Change of Control Triggering Event” means the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the notes within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the rating of the notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further, that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of the notes by at least two out of the three Rating Agencies is Investment Grade.

“Closing Date” means the date on which the Merger was consummated, or May 1, 2013.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and any “Exchange Notes” (as defined in the April 2013 base indenture) issued in respect thereof and the Permitted MetroPCS Notes and any “Exchange Notes” (as defined in March 2013 base indenture), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus, for the first four years after the Closing Date, up to an additional $300.0 million in any twelve-month period related to the Transactions); plus

(5) New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Issuer that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of Issuer for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio.”

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 3(A) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment) will be excluded;

(4) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees, will be excluded.

“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Convertible Debt” means Debt of Issuer (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Trust Office of the Trustee” means, solely for purposes of presenting the notes, Deutsche Bank Trust Company Americas located at 60 Wall Street, New York, NY 10005, and, for all other purposes, the office of the trustee at which any time its corporate trust business will be administered, which at the date hereof is located at 60 Wall Street, New York, NY 10005, or such other address as the trustee may designate from time to time by notice to the holders and Issuer, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and Issuer).

“Credit Facilities” means, one or more debt facilities (including the TMUS Working Capital Facility), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2) pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of Issuer or has been merged with or into Issuer (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5) any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6) any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four quarter reference period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, or (ii) any Designated Tower Entity.

“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the applicable indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“DT Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Notes” means the notes issued pursuant to the applicable indenture in connection with a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Existing Indebtedness” means (a) Indebtedness of Issuer and its Subsidiaries (other than Indebtedness in respect of the DT Notes) in existence on the Closing Date, until such amounts are repaid, (b)(1) the $3.5B Notes in existence on the Closing Date (and any “Exchange Notes” (as defined in the March 2013 base indenture) relating thereto) and the TMUS Working Capital Facility, and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $3.5B Notes and notes issued on the date of the April 2013 base indenture (other than Indebtedness under the TMUS Working Capital Facility), in each case permitted by this clause (b), shall not exceed $20.5 billion).

“existing senior notes” means (i) the 7 7/8% senior notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (ii) the 6 5/8% senior notes due 2020 issued pursuant to the 6 5/8% senior notes Indenture, (iii) the $3.5B Notes, (iv) the DT Notes, (v) the 5.250% senior notes due 2018 issued pursuant to that certain Thirteenth Supplemental Indenture dated as of August 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vi) the 6.125% senior notes due 2022 issued pursuant to that certain Fourteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, and (vii) the 6.500% senior notes due 2024 issued pursuant to that certain Fifteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by Issuer’s Board of Directors or a senior officer of Issuer, which determination shall be conclusive.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.

“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A., and its successors.

“Foreign Subsidiary” means any Subsidiary of Issuer other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia, or any direct or indirect Subsidiary thereof.

“GAAP” means generally accepted accounting principles as in effect on the Closing Date. Notwithstanding the foregoing, at any time, Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the applicable indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Issuer shall give notice of any such election made in accordance with this definition to the trustee and the holders of notes.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any governmental authority.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any Person who has guaranteed the obligations of Issuer under the applicable indenture until released from its Note Guarantee pursuant to the provisions of such indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of Issuer that at any time has less than $100.0 million in Total Assets; provided, that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under the applicable indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Issuer or any Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the applicable indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means

(1) with respect to Moody’s (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2) with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3) with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4) if any Rating Agency ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, the equivalent investment grade credit rating for the notes from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Issue Date” means the effective date of the Board Resolution, Officers’ Certificate or supplemental indenture pursuant to which the first series of DT Notes was issued under the April 2013 base indenture, or April 28, 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Merger” means the merger of MetroPCS Wireless, Inc. with and into Issuer with Issuer as the surviving Person, pursuant to the Business Combination Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Equity Proceeds” means the net cash proceeds received by Issuer since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to clause (2)(a) of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset sales”), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New Markets” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by Issuer or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of obligations of Issuer under the applicable indenture and the notes, executed in accordance with the provisions of such indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by Issuer in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by Issuer from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means those businesses in which Issuer and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments” means:

(1) any Investment in Issuer or in any Restricted Subsidiary of Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer or Equity Interests of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the notes, and any additional notes of the same series, and any Exchange Notes in respect of any such notes or additional notes, (ii) the DT Notes, and any additional notes of the same series, and any Exchange Notes (as defined in the April 2013 base indenture) relating thereto, (iii) any of MetroPCS Wireless Inc.’s 7 7/8% senior notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (iv) any of MetroPCS Wireless Inc.’s 6 5/8% senior notes due 2020 issued pursuant to the 6 5/8% senior notes Indenture, (v) any of the $3.5B Notes or (vi) any other Indebtedness that is pari passu with the notes;

(10) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of Issuer or any of its Restricted Subsidiaries;

(11) Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., Issuer and their Subsidiaries immediately prior to the Merger;

(12) Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13) Permitted Bond Hedge Transactions which constitute Investments;

(14) (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of Issuer (excluding any Person that is an Affiliate of Issuer solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of Issuer’s Total Assets on the date of such Investment;

(15) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16) guarantees permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(17) deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(18) any Investment deemed made from time to time pursuant to the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of Issuer and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013); and

(19) any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (19) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other Obligations previously secured pursuant to this clause (1) will be treated as Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Indebtedness or other Obligations may be secured pursuant to this clause (1);

(2) Liens in favor of Issuer or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with Issuer or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) (a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7) Liens existing on the Closing Date (including Liens on the assets of MetroPCS Wireless, Inc. and its Subsidiaries existing immediately prior to the Merger);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12) Liens created for the benefit of (or to secure) the exchange notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the applicable indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) (a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16) Liens in favor of the trustee as provided for in the applicable indenture on money or property held or collected by the trustee in its capacity as trustee;

(17) Liens on cash or Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23) Liens securing Hedging Obligations;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27) Liens securing any arrangement for treasury, depositary or cash management services provided to Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens with respect to obligations that do not exceed at any time the greater of (x) $500.0 million and (y) 1.0% of Issuer’s Total Assets at such time;

(29) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(30) Liens, if any, incurred in connection with the Towers Transaction.

“Permitted MetroPCS Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2) for so long as Issuer is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Issuer and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Issuer would owe if Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Refinancing Indebtedness” means any Indebtedness of Issuer or any of its Restricted Subsidiaries, any Disqualified Stock of Issuer or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Issuer or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Issuer or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the notes, on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by Issuer or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by Issuer or a shareholder of Issuer as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Registered Exchange Offer” means the offer by Issuer and the Guarantors, pursuant to a Registration Rights Agreement, to certain holders of initial notes, to issue and deliver to such holders, in exchange for the initial notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Series Issue Date, among Issuer, the Guarantors party thereto, and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.

“Reinsurance Entity” means TMUS Assurance Corporation, a Hawaii corporation and any successor thereto.

“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Series Issue Date” means the effective date of the Board Resolution, Officers’ Certificate or supplemental indenture pursuant to which a particular series of notes are first issued.

“Series Issue Date Existing Indebtedness” means the notes of any series issued under the April 2013 base indenture and in existence on the Series Issue Date (including the DT Notes) (and any “Exchange Notes” (as defined in the April 2013 base indenture) relating thereto) and, in each case, the related Note Guarantees (other than the notes issued on the date of the supplemental indenture).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Specified Issuer Indebtedness” means any Indebtedness of Issuer in a principal amount of $250 million or more.

“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) with respect to Issuer, any Indebtedness of Issuer which is by its terms subordinated in right of payment to the notes; and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Guarantee of the notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of Issuer.

“TMUS Working Capital Facility” shall have the meaning assigned to such term in the Business Combination Agreement.

“Total Assets” means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements” means: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified, or supplemented from time to time), among Issuer, Crown Castle International

Corp., a Delaware corporation, and certain Subsidiaries of Issuer; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Transactions” means (i) the Merger, (ii) the offering of the Permitted MetroPCS Notes and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) the “Cash Payment” and the “MetroPCS Reverse Stock Split”, each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“Treasury Rate” means,

(a) with respect to the 2018 notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to September 1, 2015; provided, however, that if the period from such redemption date to September 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail;

(b) with respect to the 2021 notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2017; provided, however, that if the period from such redemption date to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; and

(c) with respect to the 2023 notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2018; provided, however, that if the period from the redemption date to April 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(2) such Subsidiary does not hold any Liens on any property of Parent, Issuer or any of its Restricted Subsidiaries; and

(3) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of Issuer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below.

We encourage holders to consult their own tax advisors regarding the United States federal tax consequences of the exchange offer and being a holder of the notes in light of their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations of the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes as further discussed below. We also believe that such broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with this prospectus.

We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

•	our affiliate within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired original notes as a result of market-making or other trading activities.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering” and “—Your Representations to Us” of this prospectus and in the letter of transmittal.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Further, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Until (and including)                     , 2014, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These reports, statements and other information may be inspected and copied at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These materials may also be accessed electronically by means of commercial document retrieval services and the SEC’s website on the Internet at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on or accessible through our website is not incorporated into or part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on April 25, 2013), June 30, 2013 (filed with the SEC on August 8, 2013), and September 30, 2013 (filed with the SEC on November 7, 2013); and

•	Current Reports on Form 8-K filed with the SEC on February 7, 2013 (two filings), February 26, 2013, March 14, 2013, March 22, 2013, April 15, 2013, April 24, 2013, May 2, 2013, May 8, 2013, June 4, 2013, June 10, 2013, June 18, 2013, August 14, 2013 (two filings), August 22, 2013, October 11, 2013, October 25, 2013, November 7, 2013, November 8, 2013, November 20, 2013 and November 22, 2013, and the Current Reports on Form 8-K/A filed on May 8, 2013 and June 4, 2013.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

LEGAL MATTERS

Certain legal matters regarding the validity of the exchange notes will be passed upon by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The audited historical financial statements of T-Mobile USA, Inc. incorporated in this prospectus by reference to Exhibit 99.1 to T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries incorporated in this prospectus by reference from MetroPCS Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of MetroPCS Communications, Inc.’s and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

T-MOBILE USA, INC.

OFFER TO EXCHANGE ITS

5.250% Senior Notes due 2018, 6.250% Senior Notes due 2021, and

6.625% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended,

for an equal amount of its outstanding

5.250% Senior Notes due 2018, 6.250% Senior Notes due 2021, and

6.625% Senior Notes due 2023, as applicable, that were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended

PRELIMINARY P R O S P E C T U S

                    , 2013

Until                     , 2014, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in some cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal action, he had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

Our certificate of incorporation provides that no director is liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. The organizational documents of our subsidiaries generally provide for indemnification of directors, managers and officers, as applicable, to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Reference is made to the Exhibit Index starting on page E-1.

Item 22.	Undertakings

The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-1

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

T-MOBILE US, INC.

By:	/s/ John J. Legere
Name:	John J. Legere
Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ Timotheus Höttges Timotheus Höttges	Chairman of the Board	December 13, 2013

/s/ W. Michael Barnes W. Michael Barnes	Director	December 13, 2013

/s/ Thomas Dannenfeldt Thomas Dannenfeldt	Director	December 13, 2013

/s/ Srikant Datar Srikant Datar	Director	December 13, 2013

Signature	Title	Date

/s/ Lawrence H. Guffey Lawrence H. Guffey	Director	December 13, 2013

/s/ Raphael Kübler Raphael Kübler	Director	December 13, 2013

/s/ Thorsten Langheim Thorsten Langheim	Director	December 13, 2013

/s/ James N. Perry, Jr. James N. Perry, Jr.	Director	December 13, 2013

/s/ Teresa A. Taylor Teresa A. Taylor	Director	December 13, 2013

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Director	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

T-MOBILE USA, INC.

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer, and Director (Principal Financial Officer)	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ David A. Miller David A. Miller	Director	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

GSV LLC T-MOBILE NORTHEAST LLC T-MOBILE LICENSE LLC T-MOBILE SOUTH LLC T-MOBILE WEST LLC

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ David A. Miller David A. Miller	Manager	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

POWERTEL MEMPHIS LICENSES, INC.

POWERTEL/MEMPHIS, INC.

SUNCOM WIRELESS HOLDINGS, INC.

SUNCOM WIRELESS MANAGEMENT COMPANY, INC.

SUNCOM WIRELESS, INC.

VOICESTREAM PCS I IOWA CORPORATION

VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.

T-MOBILE RESOURCES CORPORATION

T-MOBILE SUBSIDIARY IV CORPORATION

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ David A. Miller David A. Miller	Director	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

SUNCOM WIRELESS INVESTMENT COMPANY LLC

SUNCOM WIRELESS LICENSE COMPANY, LLC

SUNCOM WIRELESS OPERATING COMPANY, L.L.C.

SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.

T-MOBILE PUERTO RICO HOLDINGS LLC

T-MOBILE PUERTO RICO LLC

TRITON PCS HOLDINGS COMPANY L.L.C.

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ John J. Legere John J. Legere	President and Chief Executive Officer of SunCom Wireless Management Company, Inc., the Registrant’s Manager	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

T-MOBILE CENTRAL LLC T-MOBILE PCS HOLDINGS LLC

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ John J. Legere John J. Legere	President and Chief Executive Officer of T-Mobile USA, Inc., the Registrant’s Member	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

TRITON PCS FINANCE COMPANY, INC.

By:	/s/ David A. Miller
David A. Miller
President

Each person whose signature appears below constitutes and appoints David A. Miller and Thomas J. Sugrue, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Miller David A. Miller	President and Director	December 13, 2013

/s/ Brian T. Harrison Brian T. Harrison	Vice President and Assistant Secretary, and Director	December 13, 2013

/s/ Thomas J. Sugrue Thomas J. Sugrue	Secretary and Director	December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

VOICESTREAM PITTSBURGH, L.P. By:VoiceStream Pittsburgh General Partner, Inc. Its:General Partner

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 13, 2013.

METROPCS CALIFORNIA, LLC

METROPCS FLORIDA, LLC

METROPCS GEORGIA, LLC

METROPCS MASSACHUSETTS, LLC

METROPCS MICHIGAN, LLC

METROPCS NEVADA, LLC

METROPCS NEW YORK, LLC

METROPCS PENNSYLVANIA, LLC

METROPCS TEXAS, LLC

METROPCS NETWORKS, LLC

METROPCS NETWORKS CALIFORNIA, LLC

METROPCS NETWORKS FLORIDA, LLC

By:	/s/ John J. Legere
John J. Legere
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John J. Legere and J. Braxton Carter, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere John J. Legere	President and Chief Executive Officer (Principal Executive Officer)	December 13, 2013

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer) and Manager	December 13, 2013

/s/ Michael J. Morgan Michael J. Morgan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2013

/s/ David A. Miller David A. Miller	Manager	December 13, 2013

/s/ Thomas C. Keys Thomas C. Keys	Manager	December 13, 2013

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date of Filing	Exhibit No.	Filed Herewith

2.1	Business Combination Agreement, dated as of October 3, 2012, among Deutsche Telekom AG, T-Mobile USA, Inc., T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH and MetroPCS Communications, Inc.	8-K	10/3/2012	2.1

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of April 14, 2013, among Deutsche Telekom AG, T-Mobile USA, Inc., T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH and MetroPCS Communications, Inc.	8-K	4/15/2013	2.1

3.1	Fourth Amended and Restated Certificate of Incorporation of T-Mobile US, Inc.	8-K	5/2/2013	3.1

3.2	Fifth Amended and Restated Bylaws of T-Mobile US, Inc.	8-K	5/2/2013	3.2

3.3	Amended and Restated Certificate of Incorporation of T-Mobile USA, Inc.				X

3.4	Amended and Restated Bylaws of T-Mobile USA, Inc.				X

3.5	Certificate of Formation of GSV LLC				X

3.6	Limited Liability Company Agreement of GSV LLC				X

3.7	Certificate of Incorporation of Powertel Memphis Licenses, Inc., as amended				X

3.8	Amended and Restated Bylaws of Powertel Memphis Licenses, Inc.				X

3.9	Certification of Incorporation of Powertel/Memphis, Inc., as amended				X

3.10	Amended and Restated Bylaws of Powertel/Memphis, Inc.				X

3.11	Restated Certificate of Incorporation of SunCom Wireless Holdings, Inc., as amended				X

3.12	Amended and Restated Bylaws of SunCom Wireless Holdings, Inc.				X

3.13	Certificate of Formation of SunCom Wireless Investment Company LLC, as amended				X

3.14	Limited Liability Company Agreement of SunCom Wireless Investment Company LLC				X

3.15	Certificate of Formation of SunCom Wireless License Company, LLC, as amended				X

3.16	Limited Liability Company Agreement of SunCom Wireless License Company, LLC				X

3.17	Certificate of Incorporation of SunCom Wireless Management Company, Inc., as amended				X

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date of Filing	Exhibit No.	Filed Herewith

3.18	Bylaws of SunCom Wireless Management Company, Inc.				X

3.19	Certificate of Formation of SunCom Wireless Operating Company, L.L.C., as amended				X

3.20	Limited Liability Company Agreement of SunCom Wireless Operating Company, L.L.C.				X

3.21	Certificate of Formation of SunCom Wireless Property Company, L.L.C., as amended				X

3.22	Limited Liability Company Agreement of SunCom Wireless Property Company, L.L.C.				X

3.23	Certificate of Incorporation of SunCom Wireless, Inc., as amended				X

3.24	Bylaws of SunCom Wireless, Inc.				X

3.25	Certificate of Formation of T-Mobile Central LLC, as amended				X

3.26	Limited Liability Company Agreement of T-Mobile Central LLC				X

3.27	Certificate of Formation of T-Mobile License LLC				X

3.28	Limited Liability Company Agreement of T-Mobile License LLC				X

3.29	Certificate of Formation of T-Mobile Northeast LLC				X

3.30	Limited Liability Company Agreement of T-Mobile Northeast LLC				X

3.31	Certificate of Formation of T-Mobile PCS Holdings LLC, as amended				X

3.32	Limited Liability Company Agreement of T-Mobile PCS Holdings LLC				X

3.33	Certificate of Formation of T-Mobile Puerto Rico Holdings LLC, as amended				X

3.34	Limited Liability Company Agreement of T-Mobile Puerto Rico Holdings LLC				X

3.35	Certificate of Formation of T-Mobile Puerto Rico LLC, as amended				X

3.36	Amended and Restated Limited Liability Company Agreement of T-Mobile Puerto Rico LLC				X

3.37	Certificate of Incorporation of T-Mobile Resources Corporation, as amended				X

3.38	Bylaws of T-Mobile Resources Corporation				X

3.39	Certificate of Formation of T-Mobile South LLC				X

3.40	Limited Liability Company Agreement of T-Mobile South LLC				X

3.41	Certificate of Incorporation of T-Mobile Subsidiary IV Corporation, as amended				X

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date of Filing	Exhibit No.	Filed Herewith

3.42	Bylaws of T-Mobile Subsidiary IV Corporation				X

3.43	Certificate of Formation of T-Mobile West LLC				X

3.44	Limited Liability Company Agreement of T-Mobile West LLC				X

3.45	Certificate of Incorporation of Triton PCS Finance Company, Inc.				X

3.46	Bylaws of Triton PCS Finance Company, Inc.				X

3.47	Certificate of Formation of Triton PCS Holdings Company L.L.C., as amended				X

3.48	Limited Liability Company Agreement of Triton PCS Holdings Company L.L.C.				X

3.49	Certificate of Incorporation of VoiceStream PCS I Iowa Corporation, as amended				X

3.50	Bylaws of VoiceStream PCS I Iowa Corporation				X

3.51	Certificate of Incorporation of VoiceStream Pittsburgh General Partner, Inc., as amended				X

3.52	Bylaws of VoiceStream Pittsburgh General Partner, Inc.				X

3.53	Certificate of Limited Partnership of VoiceStream Pittsburgh, L.P., as amended				X

3.54	Agreement Establishing VoiceStream Pittsburgh, L.P.				X

3.55	Certificate of Formation of MetroPCS California, LLC, as amended				X

3.56	Amended and Restated Limited Liability Company Agreement of MetroPCS California, LLC				X

3.57	Certificate of Formation of MetroPCS Florida, LLC				X

3.58	Amended and Restated Limited Liability Company Agreement of MetroPCS Florida, LLC				X

3.59	Certificate of Formation of MetroPCS Georgia, LLC				X

3.60	Amended and Restated Limited Liability Company Agreement of MetroPCS Georgia, LLC				X

3.61	Certificate of Formation of MetroPCS Massachusetts, LLC				X

3.62	Amended and Restated Limited Liability Company Agreement of MetroPCS Massachusetts, LLC				X

3.63	Certificate of Formation of MetroPCS Michigan, LLC				X

3.64	Limited Liability Company Agreement of MetroPCS Michigan, LLC				X

3.65	Certificate of Formation of MetroPCS Nevada, LLC				X

3.66	Amended and Restated Limited Liability Company Agreement of MetroPCS Nevada, LLC				X

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date of Filing	Exhibit No.	Filed Herewith

3.67	Certificate of Formation of MetroPCS New York, LLC				X

3.68	Amended and Restated Limited Liability Company Agreement of MetroPCS New York, LLC				X

3.69	Certificate of Formation of MetroPCS Pennsylvania, LLC				X

3.70	Amended and Restated Limited Liability Company Agreement of MetroPCS Pennsylvania, LLC				X

3.71	Certificate of Formation of MetroPCS Texas, LLC				X

3.72	Second Amended and Restated Limited Liability Company Agreement of MetroPCS Texas, LLC				X

3.73	Certificate of Formation of MetroPCS Networks, LLC, as amended				X

3.74	Third Amended and Restated Limited Liability Company Agreement of MetroPCS Networks, LLC				X

3.75	Certificate of Formation of MetroPCS Networks California, LLC, as amended				X

3.76	Amended and Restated Limited Liability Company Agreement of MetroPCS Networks California, LLC				X

3.77	Certificate of Formation of MetroPCS Networks Florida, LLC, as amended				X

3.78	Amended and Restated Limited Liability Company Agreement of MetroPCS Networks Florida, LLC				X

4.1	Indenture, dated as of March 19, 2013, by and among MetroPCS Wireless, Inc., the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee	8-K	3/22/2013	4.1

4.2	First Supplemental Indenture, dated as of March 19, 2013, by and among MetroPCS Wireless, Inc., the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee	8-K	3/22/2013	4.2

4.3	Second Supplemental Indenture, dated as of March 19, 2013, by and among MetroPCS Wireless, Inc., the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee	8-K	3/22/2013	4.4

4.4	Third Supplemental Indenture, dated as of April 29, 2013, by and among MetroPCS Wireless, Inc., the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee	10-Q	8/8/2013	4.17

4.5	Fourth Supplemental Indenture, dated as of May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee	8-K	5/2/2013	4.16

4.6	Form of 6.250% Senior Notes due 2021	8-K	3/22/2013	4.3

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date of Filing	Exhibit No.	Filed Herewith

4.7	Form of 6.625% Senior Notes due 2023	8-K	3/22/2013	4.5

4.8	Indenture, dated as of April 28, 2013 among T-Mobile USA, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee	8-K	5/2/2013	4.1

4.9	Thirteenth Supplemental Indenture, dated as of August 21, 2013, by and among T-Mobile USA, Inc., the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee, including the Form of 5.250% Senior Note due 2018	8-K	8/22/2013	4.4

4.10	Registration Rights Agreement, dated as of March 19, 2013, by and among MetroPCS Wireless, Inc., the Initial Guarantors (as defined therein), and Deutsche Bank Securities, as representative of the Initial Purchasers (as defined therein)	8-K	3/22/2013	10.1

4.11	Registration Rights Agreement, dated as of August 21, 2013, by and among T-Mobile USA, Inc., the Guarantors (as defined therein), and Deutsche Bank Securities Inc., as Initial Purchaser (as defined therein)	8-K	8/22/2013	10.1

4.12	Form of 5.250% Exchange Note due 2018				X

4.13	Form of 6.250% Exchange Note due 2021				X

4.14	Form of 6.625% Exchange Note due 2023				X

5.1	Opinion of Perkins Coie LLP				X

12.1	Computation of Ratio of Earnings to Fixed Charges				X

23.1	Consent of PricewaterhouseCoopers LLP				X

23.2	Consent of Deloitte & Touche LLP				X

23.3	Consent of Perkins Coie LLP (included in Exhibit 5.1)				X

25.1	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas				X

99.1	Form of Letter of Transmittal				X

99.2	Form of Notice of Guaranteed Delivery				X

99.3	Form of Letter to DTC Participants				X

99.4	Form of Letter to Clients				X